Exhibit 10.A

Execution Copy

$500,000,000

AMENDED AND RESTATED

CREDIT AGREEMENT

among

EL PASO PRODUCTION HOLDING COMPANY,

EL PASO PRODUCTION COMPANY,

EL PASO ENERGY RATON CORPORATION,

and

EL PASO PRODUCTION GOM INC.,

as Borrowers,

FORTIS CAPITAL CORP.,

as Administrative Agent, Joint Lead Arranger and Joint Bookrunner,

THE ROYAL BANK OF SCOTLAND plc,

as Joint Lead Arranger, Joint Bookrunner and Syndication Agent,

THE BANK OF NOVA SCOTIA,

as Joint Lead Arranger and Co-Documentation Agent,

SOCIETE GENERALE,

as Co-Documentation Agent,

WESTLB AG, NEW YORK BRANCH,

as Co-Documentation Agent,

and

The Several Lenders

from Time to Time Parties Hereto

Dated as of October 19, 2005

TABLE OF CONTENTS

Page

SECTION 1 DEFINITIONS		1
1.1.	Defined Terms	1
1.2.	Other Definitional Provisions	18

SECTION 2 AMOUNT AND TERMS OF COMMITMENTS		19
2.1.	Commitments	19
2.2.	Procedure for Borrowing	19
2.3.	Repayment of Loans	20
2.4.	Evidence of Debt	21

SECTION 3 LETTERS OF CREDIT		21
3.1.	The L/C Commitment	21
3.2.	Procedure for Issuance of Letters of Credit	21
3.3.	Fees, Commissions and Other Charges	22
3.4.	L/C Participations	22
3.5.	Reimbursement Obligation of the Borrowers	23
3.6.	Obligations Absolute	24
3.7.	Letter of Credit Payments	24
3.8.	L/C Applications	24

SECTION 4 GENERAL PROVISIONS		25
4.1.	Interest Rates and Payment Dates	25
4.2.	Computation of Interest and Fees	25
4.3.	Conversion and Continuation Options	26
4.4.	Minimum Amounts Maximum Number of Tranches	26
4.5.	Optional Prepayments and Commitment Reductions	26
4.6.	Commitment Fee; Administrative Agent’s Fee; Other Fees	28
4.7.	Inability to Determine Interest Rate	28
4.8.	Pro Rata Treatment and Payments	29
4.9.	Computation of Borrowing Base	29
4.10.	Mandatory Prepayments	32
4.11.	Illegality	34
4.12.	Requirements of Law	34
4.13.	Taxes	35
4.14.	Indemnity	36
4.15.	Change of Lending Office	37
4.16.	Collateral Security	37
4.17.	Replacement of Lenders	39

SECTION 5 REPRESENTATIONS AND WARRANTIES		39
5.1.	Financial Condition	39
5.2.	No Change	40
5.3.	Corporate Existence; Compliance with Law	40
5.4.	Corporate Power; Authorization; Enforceable Obligations	40
5.5.	No Legal Bar	41
5.6.	No Material Litigation	41
5.7.	No Default	41
5.8.	Ownership of Property; Liens	41
5.9.	Intellectual Property	41
5.10.	Taxes	42
5.11.	Federal Reserve Regulations	42
5.12.	ERISA	42
5.13.	Investment Company Act; Other Regulations	43
5.14.	Subsidiaries	43
5.15.	Purpose of Loans	43
5.16.	Environmental Matters	43
5.17.	No Material Misstatements	44
5.18.	Insurance	44
5.19.	Future Commitments	44
5.20.	Security Documents	45

SECTION 6 CONDITIONS PRECEDENT		45
6.1.	Conditions to Closing Date of the Existing Credit Agreement	45
6.2	Conditions to Effective Date of This Agreement	48
6.3	Conditions to Each Extension of Credit	50
6.4	Determinations Under Section 6	50

SECTION 7 AFFIRMATIVE COVENANTS		50
7.1.	Financial Statements	50
7.2.	Certificates; Other Information	51
7.3.	Payment of Obligations	52
7.4.	Conduct of Business and Maintenance of Existence; Compliance with Law and Contractual Obligations	52
7.5.	Maintenance of Properties; Insurance	52
7.6.	Inspection of Property; Books and Records; Discussions	52
7.7.	Notices	53
7.8.	Environmental Laws	53
7.9.	Additional Collateral	54
7.10.	Maintenance and Operation of Properties	54
7.11.	Collateral Coverage	55
7.12.	Further Assurances	55

SECTION 8 NEGATIVE COVENANTS		55
8.1.	Financial Covenant Conditions	55
8.2.	Limitation on Indebtedness	55
8.3.	Limitation on Liens	56
8.4.	Limitation on Guarantee Obligations	59
8.5.	Limitation on Fundamental Change	59
8.6.	Limitation on Sale of Assets	60
8.7.	Limitation on Dividends	60
8.8.	Limitation on Investments, Loans and Advances	61
8.9.	Limitation on Payments and Modifications of Debt Instruments, Other Documents	62
8.10.	Limitation on Transactions with Affiliates	62
8.11.	Limitation on Changes in Fiscal Year	63
8.12.	Limitation on Negative Pledge Clauses	63
8.13.	Limitation on Lines of Business	63
8.14.	Forward Sales	63
8.15.	Hedging Agreements	63

SECTION 9 EVENTS OF DEFAULT		64

SECTION 10 THE ADMINISTRATIVE AGENT		67
10.1.	Appointment	67
10.2.	Delegation of Duties	67
10.3.	Exculpatory Provisions	67
10.4.	Reliance by Administrative Agent	67
10.5.	Notice of Default	68
10.6.	Non-Reliance on Administrative Agent and Other Lenders	68
10.7.	Indemnification	69
10.8.	Administrative Agent in Its Individual Capacity	69
10.9.	Successor Administrative Agent	69
10.10.	Issuing Lender	70
10.11.	Others	70
10.12.	Hedging Arrangements	70

SECTION 11 MISCELLANEOUS		70
11.1.	Amendments and Waivers	70
11.2.	Notices	71
11.3.	No Waiver; Cumulative Remedies	73
11.4.	Survival of Representations and Warranties	73
11.5.	Payment of Expenses and Taxes	73
11.6.	Successors and Assigns; Participations and Assignments	74
11.7.	Adjustments; Set-off	77
11.8.	Counterparts	78
11.9.	Severability	78
11.10.	Integration	78
11.11.	GOVERNING LAW	78
11.12.	Submission To Jurisdiction; Waivers	78
11.13.	Acknowledgments	79
11.14.	WAIVERS OF JURY TRIAL	79
11.15.	Release of Borrowing Base Properties	79
11.16.	Limitation on Interest	79
11.17.	Joint and Several Obligations of Borrowers	80
11.18	Amendment and Restatements	81
11.19	USA Patriot Act Notice	81

EXHIBITS

A Form of Note
B Form of Guarantee Agreement
C [Reserved]
D [Reserved]
E [Reserved]
F Form of Closing Certificate
G Form of Assignment and Acceptance

ANNEXES

I Borrowing Base Properties

AMENDED AND RESTATED CREDIT AGREEMENT, dated as of October 19, 2005 (this “Agreement”), among EL PASO PRODUCTION HOLDING COMPANY, a Delaware corporation, EL PASO PRODUCTION COMPANY, a Delaware corporation, and EL PASO ENERGY RATON CORPORATION, a Delaware corporation, EL PASO PRODUCTION GOM INC., a Delaware corporation (individually, a “Borrower” and collectively, the “Borrowers”), Fortis Capital Corp. (“Fortis”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), as joint lead arranger (in such capacity, a “Joint Lead Arranger”) and joint bookrunner (in such capacity, a “Joint Bookrunner”), THE ROYAL BANK OF SCOTLAND plc (“RBS”), as joint lead arranger (in such capacity, a “Joint Lead Arranger”) and joint bookrunner (in such capacity, a “Joint Bookrunner”) and syndication agent (in such capacity, the “Syndication Agent”), THE BANK OF NOVA SCOTIA (“BNS”), as joint lead arranger (in such capacity, a “Joint Lead Arranger”) and co-documentation agent (in such capacity, a “Documentation Agent”), SOCIETE GENERALE (“SocGen”), as co-documentation agent (in such capacity, a “Documentation Agent”), WESTLB AG, NEW YORK BRANCH (“WestLB”), as co-documentation agent (in such capacity, a “Documentation Agent”), and the several banks, financial institutions and other entities from time to time parties to this Agreement (collectively, the “Lenders”).

WITNESSETH:

WHEREAS, the Borrowers, Fortis as Administrative Agent, Joint Lead Arranger, Joint Bookrunner and a Lender, RBS as Joint Lead Arranger, Joint Bookrunner, Syndication Agent and a Lender, and BNS as Joint Lead Arranger, Documentation Agent and a Lender (Fortis, RBS and BNS are referred to as the “Existing Lenders”), are parties to the Credit Agreement dated as of August 30, 2005 (the “Existing Credit Agreement”);

WHEREAS, immediately prior to the execution of this Agreement, certain additional Lenders (the “New Lenders”) have purchased and assumed certain of the rights and interests of the Existing Lenders (the “Lender Assignments”);

WHEREAS, the Borrowers, the Administrative Agent, the Existing Lenders and the New Lenders desire to amend and restate the Existing Credit Agreement for the purpose of providing financing for the Borrowers’ oil and gas operations; and

WHEREAS, after giving effect to the Lender Assignments and the amendment and restatement of the Existing Credit Agreement pursuant to the terms hereof, the Commitment of each Lender hereunder will be as set forth on Schedule 1.1(a);

NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties hereby agree as follows:

SECTION 1

DEFINITIONS

1.1. Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“ABR Loans” - Loans the rate of interest applicable to which is based upon the Alternate Base Rate.

“Administrative Agent” - as defined in the Preamble to this Agreement.

“Affiliate” - as to any Person, any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Aggregate Credit Exposure” - as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Loans made by such Lender then outstanding and (b) such Lender’s Commitment Percentage of the Letter of Credit Outstandings at such time. For purposes of the foregoing, and for the avoidance of doubt, Loans shall not include the contingent obligations of the Borrower or any Affiliate thereof owed to a Lender in connection with Commodity Hedging Agreements.

“Agreement” - this Credit Agreement, as further amended, supplemented or otherwise modified from time to time.

“Alternate Base Rate” - for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by Fortis as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by Fortis in connection with extensions of credit to debtors); and “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Margin” - for any day with respect to Eurodollar Loans and ABR Loans, the applicable per annum rate set forth below opposite the Borrowing Base Usage in effect on any such day:

Borrowing Base Usage	Eurodollar Margin	Alternate Base Rate Margin
Less than or equal to 50%	1.25%	.25%
Greater than 50% and less than or equal to 75%	1.50%	.50%
Greater than 75% and less than or equal to 90%	1.75%	.75%
Greater than 90%	1.875%	.875%

“Assignee” - as defined in subsection 11.6(c).

“Available Commitment” - as to any Lender at any time, an amount, if positive, equal to (a) the amount of such Lender’s Commitment in excess of (b) such Lender’s Aggregate Credit Exposure.

“Available Distribution Amount” - with respect to any dividend or other distribution, means (i) $50,000,000 minus (ii) the cumulative amount of all dividends and distributions made after the Closing Date in excess of the amounts described in subsection 8.7(c)(ii) and (iii).

“BNS” - as defined in the preamble of this Agreement.

“Borrower” and “Borrowers” - as defined in the preamble to this Agreement.

“Borrower Redetermination Notice” - a notice from the Borrower’s Representative to the Administrative Agent requesting that the Administrative Agent redetermine the Borrowing Base, which notice may be sent by the Borrower’s Representative at any time, provided that no more than one such notice may be delivered by the Borrower’s Representative between Scheduled Redetermination Dates.

“Borrowers’ Representative” - EPPHC, which is authorized to act on behalf of the Borrowers under this Agreement.

“Borrowing Base” - at any time of determination, the amount then in effect as determined in accordance with Section 4.9.

“Borrowing Base Availability” - as to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Commitment Percentage of the Borrowing Base in effect at such time over (b) such Lender’s Aggregate Credit Exposure.

“Borrowing Base Deficiency” - the amount by which the Aggregate Credit Exposure of the Lenders exceeds the Borrowing Base then in effect.

“Borrowing Base Deficiency Notification Date” - the date on which any notice of a Borrowing Base Deficiency is received by the Borrowers’ Representative.

“Borrowing Base Properties” - those Hydrocarbon Interests then owned by a Borrower and subject to a Mortgage utilized by the Administrative Agent and the Lenders as the basis for calculation of the Borrowing Base in the initial Reserve Report prepared by Ryder Scott and delivered to the Administrative Agent prior to the Closing Date, which description will be modified or supplemented from time to time as properties are added or deleted in accordance with the provisions of this Agreement. The Hydrocarbon Interests described in each preparation of a supplemental Reserve Report delivered in connection with a redetermination of the Borrowing Base pursuant to Section 4.9 hereof and subject to a Mortgage shall constitute a restatement of the list of Borrowing Base Properties. The Borrowing Base Properties as of the Closing Date are described on Annex I hereto.

“Borrowing Base Usage” on any day means the percentage equivalent to the ratio of (i) the sum of the aggregate principal amount of the Loans then outstanding and Letter of Credit Outstandings on such day to (ii) the Borrowing Base in effect on such day.

“Borrowing Date” - any Business Day specified in a notice pursuant to subsection 2.2 or 3.2 as a date on which the Borrower’s Representative requests the Lenders to make Loans or the Issuing Lender to issue a Letter of Credit hereunder.

“Business Day” - any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease” - any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on the balance sheet of the lessee.

“Capital Stock” - any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, including, without limitation, any preferred stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Cash Collateral” - cash or Cash Equivalents subject to a security agreement in form and substance satisfactory to the Administrative Agent or letters of credit issued in favor of the Administrative Agent by an issuer and on terms and conditions satisfactory to the Administrative Agent, in an aggregate amount not to exceed $25,000,000.

“Cash Equivalents” - (a) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition and overnight bank deposits of any Lender or of any commercial bank (i) having capital and surplus in excess of $500,000,000 or (ii) which has a short-term commercial paper rating which satisfies the requirements set forth in clause (d) below, (c) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued, fully guaranteed or insured by the United States Government or any agency thereof, (d) commercial paper of a domestic issuer rated at least A-2 by Standard and Poor’s Ratings Group (“S&P”) or P-2 by Moody’s Investors Service, Inc. (“Moody’s”), (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Cash Management Program” - El Paso Corporation’s cash management program applicable to the El Paso Corporation and its Subsidiaries, as in effect from time to time.

“Change of Control” - except for the transactions contemplated pursuant to a Reorganization Plan consented to by the Lenders and the transfer of the ownership of EPPHC by El Paso Corporation to a wholly owned Subsidiary of El Paso Corporation with no material liabilities or obligations which will own all the outstanding Capital Stock of EPPHC, any Person or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) (i) shall have acquired beneficial ownership of 50% or more of any outstanding class of Capital Stock having ordinary voting power in the election of directors of any Borrower or (ii) shall obtain the power (whether or not exercised) to elect a majority of any Borrower’s directors.

“Closing Date” - the date on which the conditions precedent to the effectiveness of the Existing Credit Agreement set forth in subsection 6.1 were satisfied (August 30, 2005).

“Code” - the Internal Revenue Code of 1986, as amended from time to time.

“Collateral Coverage Ratio” - the ratio of the Collateral Value to the greater of (i) the Borrowing Base then in effect, and (ii) the outstanding Loans and Letter of Credit Outstandings.

“Collateral Value” - (a) the PV-10 Value of the Borrowing Base Properties as of the most recent Redetermination Date, plus (b) the PV-10 Value of Borrowing Base Properties acquired since that date, plus (c) Cash Collateral, minus (d) the PV-10 Value of Borrowing Base Properties subject to a Disposition since that date.

“Collateral Value Deficiency” - if the Collateral Coverage Ratio is less than 1.5 to 1.0.

“Commitment” - as to any Lender, the obligation of such Lender to make Loans to the Borrower hereunder in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1.1(a) (which amount, with respect to all Lenders, shall equal $500,000,000 as of the Closing Date), as such amount may be reduced from time to time in accordance with the provisions of this Agreement.

“Commitment Fee Rate” - for any day, a rate per annum equal to 0.375%.

“Commitment Percentage” - as to any Lender at any time, the percentage which such Lender’s Commitment then constitutes of the aggregate Commitments (or, at any time after the Commitments shall have expired or terminated, the percentage which such Lender’s Aggregate Credit Exposure then outstanding constitutes of the Aggregate Credit Exposure then outstanding for all of the Lenders).

“Commitment Period” - the period from and including the date hereof to but not including the Termination Date or such earlier date on which the Commitments shall terminate as provided herein.

“Commitments” - the collective reference to the Commitments and the L/C Commitment.

“Commodity Hedging Agreement” - a commodity hedging, basis hedging or purchase agreement or similar arrangement entered into with the intent of protecting against fluctuations in commodity prices or exchanging of notional commodity obligations, either generally or under specific contingencies.

“Commonly Controlled Entity” - an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414 of the Code.

“Consolidated Interest Expense” - with respect to EPPHC and its Restricted Subsidiaries on a consolidated basis for any period, the sum of (i) gross interest expense (including all cash and accrued interest expense but excluding cash fees related to credit facilities) of EPPHC and its Restricted Subsidiaries for such period on a consolidated basis, including to the extent included in interest expense in accordance with GAAP (x) the amortization of debt discounts and other fees related to credit facilities of EPPHC and its Restricted Subsidiaries, and (y) the portion of any payments or accruals with respect to Capital Leases or non-volumetric production payments allocable to interest expense and (ii) capitalized interest of EPPHC and its Restricted Subsidiaries on a consolidated basis.

“Consolidated Net Income” - for any period, net income of EPPHC and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Continuing 70% Test” - as defined in subsection 4.16(d).

“Contractual Obligation” - as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” - the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Debt Leverage Ratio” - as of any date, the ratio of Indebtedness of EPPHC and its Restricted Subsidiaries on a consolidated basis as of such date to EBITDA of EPPHC and its Restricted Subsidiaries on a consolidated basis for the 12-month period ending on such date; provided, however, that for purposes of Section 8.2(j), such ratio shall be calculated using EBITDA for the four fiscal quarter period most recently ended for which financial statements are available.

“Default” - any of the events specified in Section 9, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Disposition” - the sale, conveyance, transfer, lease or other disposition (including, without limitation, through a sale and leaseback transaction or as a result of casualty or condemnation) of any Property.

“Documentation Agents” - BNS, SocGen and WestLB.

“Dollars” and “$” - dollars in lawful currency of the United States of America.

“Domestic Restricted Subsidiary” - a Domestic Subsidiary that is a Restricted Subsidiary.

“Domestic Subsidiary” - any Subsidiary organized under the laws of any jurisdiction within the United States of America (including territories thereof).

“EBITDA” - with respect to EPPHC and its Restricted Subsidiaries, for any period, Consolidated Net Income for that period, plus, without duplication and to the extent deducted from revenues in determining Consolidated Net Income for that period, the sum of (a) the aggregate amount of Consolidated Interest Expense for that period, (b) the aggregate amount of commissions, discounts, points and other fees, including letter of credit fees paid during that period, (c) the aggregate amount of income tax expense for that period, (d) all amounts attributable to depreciation, depletion and amortization for that period, (e) non-cash charges and non-cash expenses relating to (i) full cost ceiling test write-downs and (ii) Hedging Agreements during that period, (f) distributions of cash to EPPHC or any of its consolidated Subsidiaries by any entity accounted for on the equity method, and minus the sum of (y) earnings of entities accounted for on the equity method, and (z) to the extent added to revenues in determining Consolidated Net Income for that period, all non-cash income and unrealized noncash gains in respect of Hedging Agreements during that period, in each case determined in accordance with GAAP and without duplication of amounts; provided, however, that if any such Person shall have consummated any material acquisition or Disposition during such period, EBITDA shall be determined on a pro forma basis as if such acquisition or Disposition had occurred on the first day of such period.

“Effective Date” - the date on which the conditions precedent to the effectiveness of this Agreement set forth in Section 6.2 shall be satisfied (October 19, 2005).

“Environmental Laws” - any and all laws, rules, orders, regulations, statutes, ordinances, codes, decrees, or other legally enforceable requirement (including, without limitation, common law) of any foreign government, the United States, or any state, local, municipal or other Governmental Authority with jurisdiction over the operations of any Loan Party, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, as has been, is now, or may at any time hereafter be, in effect.

“Environmental Permits” - any and all permits, licenses, registrations, notifications, approvals, exemptions and any other authorization required under any applicable Environmental Law.

“EPPHC” - El Paso Production Holding Company.

“ERISA” - the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Reserve Requirements” - for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) maintained by a member bank of such System.

“Eurodollar Base Rate” - with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum equal to the rate per annum for Dollar deposits with a maturity comparable to such Interest Period which appears on page 3750 of the Dow Jones Market Service (formerly Telerate) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if there shall no longer exist a page 3750 of the Dow Jones Market Service (formerly Telerate) Page (or if such page is not available on the relevant Business Day), the Eurodollar Base Rate shall mean an interest rate per annum equal to the average (rounded upward, if necessary, to the next 1/100th of 1%) of the respective rates per annum notified to the Administrative Agent by the Reference Bank as the average of the rates at which Dollar deposits (in an amount comparable to the amount of the Lenders’ Eurodollar Loan to be outstanding during such Interest Period and for a maturity comparable to such Interest Period) are offered to the Reference Bank in immediately available funds by prime banks in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Eurodollar Loans” - Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate” - with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Event of Default” - any of the events specified in Section 9, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Excess Amount” - as defined in Section 4.5(e).

“Extension of Credit” - as to any Lender, the making of, or the issuance of, or participation in, a Loan by such Lender, or the issuance of, or participation in, a Letter of Credit by such Lender.

“Fee Letter” - the fee letter agreement among the Borrowers, Fortis, RBS and BNS.

“Foreign Subsidiary” - any Subsidiary that is not a Domestic Subsidiary.

“Fortis” - as defined in the preamble of this Agreement.

“Free Cash Flow” - for any period, EBITDA for such period minus the sum of the following: (1) all income tax expense of EPPHC and its consolidated Restricted Subsidiaries for such period, but only to the extent actually paid in cash during such period, (2) Consolidated Interest Expense for such period, but only to the extent actually paid in cash during such period, and (3) 105% of, in each case, any depreciation, depletion, exploration and amortization expense of EPPHC and its consolidated Restricted Subsidiaries recorded for such period in accordance with GAAP.

“GAAP” - generally accepted accounting principles in the United States of America in effect from time to time, provided that for purposes of determining compliance with the covenants contained in Section 8, “GAAP” shall mean generally accepted accounting principles in the United States of America as in effect on the date hereof and applied on a basis consistent with the application used in the financial statements referred to in subsection 5.1.

“Governmental Authority” - any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

“Guarantee Agreement” - the Guarantee Agreement to be executed and delivered by each Guarantor substantially in the form of Exhibit B, as the same may be amended, modified or supplemented from time to time.

“Guarantee Obligation” - as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith. Obligations of the Borrower or any Subsidiary pursuant to indemnities which (a) are granted in the ordinary course of business, including, without limitation, (i) such obligations in connection with stock purchase agreements or asset purchase and sale agreements and (ii) such obligations in connection with the conduct of the Oil and Gas Business in the ordinary course of business and (b) do not cover Indebtedness of the types described in clauses (a) through (f) of the definition of Indebtedness, shall not constitute “Guarantee Obligations” for purposes of this Agreement.

“Guarantor” - each of EPPHC’s Domestic Restricted Subsidiaries that are not Borrowers, and any other Subsidiary of EPPHC which incurs a Guarantee Obligation with respect to the Indebtedness of the Borrowers.

“Hedge Parties” - a Lender or an Affiliate of a Lender that enters into a Hedging Agreement with the Borrowers.

“Hedging Agreement” - any Interest Rate Protection Agreement, Commodity Hedging Agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement concluded by the Borrowers.

“Hydrocarbon Interests” - all rights, titles, interests and estates now owned or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee or lease interests, farm outs, overriding royalty and royalty interests, net profit interests, oil payments, production payment interests and similar mineral interests, including any reserved or residual interest of whatever nature.

“Hydrocarbons” - oil, gas, casinghead gas, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons, all products refined, separated, settled and dehydrated therefrom and all products refined therefrom, including, without limitation, kerosene, liquefied petroleum gas, refined lubricating oils, diesel fuel, drip gasoline, natural gasoline, helium and sulfur.

“Indebtedness” - of any Person at any date, without duplication, (a) the principal amount of indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices and accrued current liabilities incurred in the ordinary course of business), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under Capital Leases and non-volumetric production payment arrangements, (d) all obligations of such Person in respect of letters of credit and acceptances issued or created for the account of such Person, (e) all net obligations of such Person under Hedging Agreements, (f) all obligations of others of the type referred to in clauses (a) through (e) above and which are secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, except that the amount of any nonrecourse obligation shall be deemed to be the lesser of the value of the property securing such obligation and the amount of such obligation so secured, (g) all Guarantee Obligations with respect to the items described in clauses (a) through (e) above, (h) Guarantee Obligations with respect to volumetric production payments, and (i) obligations of such Person to purchase or repurchase securities, accounts or other Property arising out of or in connection with the sale of the same or substantially similar securities or Property; provided, that for the purposes of calculating the Debt Leverage Ratio under subsection 8.1(b) and subsection 8.2(j), the definition of Indebtedness shall not include the obligations described in clause (e) above or production payments.

“Indenture” - the Indenture dated as of May 23, 2003, between EPPHC and Wilmington Trust Company, as amended, relating to the issuance of the Senior Notes.

“Independent Auditors” - means PricewaterhouseCooper LLP or other independent certified public accountants of nationally recognized standing reasonably acceptable to the Required Lenders.

“Independent Engineer” - means Ryder Scott or another independent engineering firm selected by EPPHC and reasonably acceptable to the Technical Banks.

“Insolvency” - with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent” - pertaining to a condition of Insolvency.

“Intellectual Property” - as defined in Section 5.9 of this Agreement.

“Interest Coverage Ratio” - as of any date, the ratio of EBITDA of EPPHC and its Restricted Subsidiaries for the 12-month period ending on such date to Consolidated Interest Expense of EPPHC and its Restricted Subsidiaries for such 12-month period.

“Interest Payment Date” - (a) as to any ABR Loan, the last day of each March, June, September and December, commencing September 30, 2005, the date of any conversion from an ABR Loan to a Eurodollar Loan and the Termination Date, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, and (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period.

“Interest Period” - with respect to any Eurodollar Loan:

(i) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six (or, to the extent available to all of the Lenders, nine or twelve) months thereafter, as selected by the Borrowers’ Representative in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

(ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six (or, to the extent available to all of the Lenders, nine or twelve) months thereafter, as selected by the Borrowers’ Representative by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

(iii) provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(1) if any Interest Period pertaining to a Eurodollar Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(2) any Interest Period pertaining to a Eurodollar Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

(3) the Borrowers’ Representative shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan; and

(4) any Interest Period that would otherwise extend beyond the Termination Date shall end on the Termination Date.

“Interest Rate Protection Agreement” - an interest rate swap, cap or collar agreement or similar arrangement entered into with the intent of protecting against fluctuations in interest rates or the exchange of notional interest obligations, either generally or under specific contingencies.

“Investments” - as defined in subsection 8.8.

“ISP” - International Standby Practices, as the same may be amended from time to time.

“Issuing Lender” - the Administrative Agent or any of its respective Affiliates, in its capacity as issuer of a Letter of Credit, and any other Lender to whom the Administrative Agent or any of its respective Affiliates assigns (with the prior written consent of the Required Lenders) all or a portion of its obligations to issue Letters of Credit hereunder.

“Joint Bookrunners” - Fortis and RBS.

“Joint Lead Arrangers” - Fortis, RBS and BNS.

“L/C Application” - as defined in subsection 3.2.

“L/C Commitment” - collectively, the Issuing Lender’s obligation to issue Letters of Credit and the obligation of Participating Lenders to acquire L/C Participating Interests therein pursuant to Section 3.

“L/C Participating Interest” - with respect to any Letter of Credit (a) in the case of the Issuing Lender with respect thereto, its interest in such Letter of Credit and any L/C Application relating thereto after giving effect to the granting of participating interests therein, if any, pursuant hereto and (b) in the case of each Participating Lender, its undivided participating interest in such Letter of Credit and any L/C Application relating thereto.

“Lender Redetermination Notice” - a notice from the Required Lenders to the Borrower’s Representative giving notice of their election to redetermine the Borrowing Base, which notice may be sent by the Required Lenders at any time they so elect, provided that such an election (excluding any mandatory redetermination of the Borrowing Base made in connection with the issuance of Subordinated Indebtedness pursuant to subsection 4.9(d)(iii), any Disposition of Borrowing Base Properties described in subsection 8.6(c) or (d), the failure of the Borrowers to comply with the Continuing 70% Test, the substitution as Collateral of Oil and Gas Properties having a value in excess of 10% of the PV-10 Value of the Borrowing Base Properties at such time, and the prepayment or purchase of the Senior Notes in accordance with subsection 8.9(w)) can be made by the Required Lenders no more than once between Scheduled Redetermination Dates.

“Letters of Credit” - as defined in subsection 3.1(a).

“Letter of Credit Outstandings” - at any time, the sum of (a) the aggregate amount available for drawing under Letters of Credit then outstanding and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to subsection 3.5.

“Lien” - any mortgage, pledge, hypothecation, assignment for security purposes, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Capital Lease having substantially the same economic effect as any of the foregoing), but excluding set-off arrangements.

“Loans” - as defined in subsection 2.1(a).

“Loan Documents” - the collective reference to this Agreement, any Notes, the L/C Applications, the Fee Letter, the Guarantee Agreements, the Security Documents and any Hedging Agreement between a Borrower and any Hedge Party (including, any Hedging Agreement between a Borrower and any commercial bank or other financial institution that was at the time such Hedging Agreement was entered into a Lender or an Affiliate of a Lender).

“Loan Parties” - the collective reference to the Borrowers, each Guarantor and any other Subsidiary that at the time of determination is a party to any Loan Document.

“Material Adverse Effect” - a material adverse effect on (a) the business, assets, liabilities, property, or financial condition of a Borrower and its Subsidiaries taken as a whole, (b) the ability of a Borrower or any of the other Loan Parties to perform their respective obligations under the Loan Documents, or (c) the validity or enforceability of this or any of the other Loan Documents or the rights and remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Materials of Environmental Concern” - any petroleum products or any hazardous or toxic substances, materials, or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos or asbestos containing material, polychlorinated biphenyls, urea-formaldehyde insulation, and any other substance that is regulated under any Environmental Law.

“Monthly Date” - the last Business Day of each calendar month.

“Mortgage” - each mortgage, deed of trust, assignment or security agreement executed by the Borrowers in form and substance reasonably satisfactory to the Administrative Agent which purports to create a Lien in favor of the Administrative Agent, in each case as amended, supplemented or otherwise modified from time to time.

“Multiemployer Plan” - a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” - with respect to any Disposition by the Borrowers or any Subsidiary, an amount equal to the gross proceeds in cash (including cash equivalents and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Disposition, net of taxes, attorneys’ fees, accountants’ fees, brokerage, consultant and other fees and expenses actually incurred in connection with such Disposition, including any sums retained in escrow at such closing.

“Non-Excluded Taxes” - as defined in subsection 4.13(a).

“Non-U.S. Lender” - as defined in subsection 4.13(b).

“Note” - as defined in subsection 2.4.

“Obligations” - the collective reference to the unpaid principal of and interest on the Loans and the Reimbursement Obligations and all other obligations and liabilities of the Borrowers (including, without limitation, amounts owing under any Loan Document, including any Hedging Agreement, and interest accruing at the then applicable rate provided in this Agreement after the maturity of the Loans and interest accruing at the then applicable rate provided in this Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrowers, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Administrative Agent or any of the Lenders or their Affiliates under the Loan Documents.

“Oil and Gas Business” - (a) the acquisition, exploration, exploitation, development, operation and disposition of interests in Oil and Gas Properties and Hydrocarbons, (b) the gathering, marketing, treating, processing, storage, selling and transporting of any production from such interests or Oil and Gas Properties, including, without limitation, the marketing of Hydrocarbons obtained from unrelated Persons, (c) any business relating to or arising from exploration for or development, production, treatment, processing, storage, transportation or marketing of Hydrocarbons, (d) any business relating to oilfield sales and service, and (e) any activity that is ancillary or necessary or desirable to facilitate the activities described in clauses (a) through (d) of this definition.

“Oil and Gas Properties” - Hydrocarbon Interests; the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority having jurisdiction) which may affect all or any portion of the Hydrocarbon Interests; all pipelines, gathering lines, compression facilities, tanks and processing plants; all interests held in royalty trusts whether presently existing or hereafter created; all Hydrocarbons in and under and which may be produced, saved, processed or attributable to the Hydrocarbon Interests, the lands covered thereby and all Hydrocarbons in pipelines, gathering lines, tanks and processing plants and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; all tenements, hereditaments, appurtenances and Properties in any way appertaining, belonging, affixed or incidental to the Hydrocarbon Interests, and all rights, titles, interests and estates described or referred to above, including any and all real property, now owned or hereafter acquired, used or held for use in connection with the operating, working or development of any of such Hydrocarbon Interests or Property and including any and all surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing; in each case whether now owned or hereafter acquired directly or indirectly.

“Participants” - as defined in subsection 11.6(b).

“Participating Lender” - with respect to any Letter of Credit, any Lender (other than the Issuing Lender with respect to such Letter of Credit) with respect to its L/C Participating Interest in such Letter of Credit.

“PBGC” - the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Permitted Liens” - as defined in Section 8.3.

“Person” - an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, limited liability company, Governmental Authority or other entity of whatever nature.

“Plan” - at a particular time, any employee benefit plan which is subject to Title IV of ERISA and in respect of which a Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Price Criteria” - certain price assumptions determined by the Technical Banks in their sole discretion utilized in the determination of future revenues from oil and gas production.

“Properties” - any kind of facility, fixture, property or asset, whether real, personal or mixed, or tangible or intangible owned, leased or operated by the Borrowers or a Guarantor.

“Proved Reserves” - the estimated quantities of crude oil, condensate, natural gas and natural gas liquids that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions (i.e., prices and costs as of the date the estimate is made), as determined in accordance with Rule 4-10 of Regulation S-X promulgated by, and other applicable requirements of, the United States Securities and Exchange Commission.

“PV 10 Value” - with respect to any Oil and Gas Properties, the then present value of such Properties agreed to by the Technical Banks utilizing a 10% discount rate and the Price Criteria furnished by the Administrative Agent to EPPHC thirty (30) days prior to the delivery of the then relevant Reserve Report under Section 4.9.

“RBS” - as defined in the preamble to this Agreement.

“Redetermination Date” - each date that the redetermined Borrowing Base becomes effective subject to the notice requirements specified in subsection 4.9.

“Reference Bank” - Fortis Bank S.A./N.V.

“Register” - as defined in subsection 11.6(d).

“Regulation U” - Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Regulations T and X” - the corresponding regulation of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors, and all official rulings and interpretations thereunder or thereof.

“Reimbursement Obligations” - the obligation of the Borrowers to reimburse the Issuing Lender pursuant to subsection 3.5 for amounts drawn under Letters of Credit issued by the Issuing Lender in accordance with the terms of this Agreement and the related L/C Applications.

“Reorganization” - with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reorganization Plan” - a plan for the corporate restructuring of El Paso Corporation and its Subsidiaries, including the Borrowers and the Guarantor.

“Reportable Event” - any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty-day notice period is waived under 29 C.F.R. Part 4043.

“Required Lenders” - at any time while no Loans are outstanding, Lenders having at least sixty-six and two-thirds percent (66-2/3%) of the aggregate Commitments, and, at any time while Loans are outstanding, Lenders holding at least sixty-six and two-thirds percent (66-2/3%) of the outstanding aggregate principal amount of the Loans (without regard to any sale by a Lender of a participation in any Loan under Section 11.6(b)).

“Requirement of Law” - as to any Person, the certificate or articles of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Reserve Report” - a report in form and substance satisfactory to the Technical Banks, separately stated with respect to (i) all Oil and Gas Properties owned directly or indirectly by the Loan Parties valued in accordance with Rule 4-10 of Regulation S-X promulgated by, and other applicable requirements of, the United States Securities and Exchange Commission, (ii) all Borrowing Base Properties owned directly or indirectly by the Borrowers valued using the Price Criteria furnished by the Administrative Agent to the Borrowers’ Representative, and (iii) all Oil and Gas Properties owned directly or indirectly by the Borrowers valued using the Price Criteria furnished by the Administrative Agent to the Borrowers’ Representative, setting forth, among other things, (a) the PV-10 Value of such Properties, (b) the Proved Reserves attributable to such Properties, and (c) a projection of the rate of production and net income of the Proved Reserves attributable to such Properties as of the date of such Reserve Report.

“Responsible Officer” - of any Loan Party, the president, the chief financial officer, treasurer or controller of such Loan Party.

“Restricted Subsidiary” - each Subsidiary of EPPHC that is not a Borrower or an Unrestricted Subsidiary. As of the date of this Agreement, the following Subsidiaries of EPPHC are Restricted Subsidiaries: Medicine Bow Energy Corporation, Medicine Bow Operating Company and MBOW Four Star Corporation. Each such Restricted Subsidiary is a Domestic Restricted Subsidiary and thus a Guarantor.

“Ryder Scott” - Ryder Scott Company, L.P.

“Scheduled Redetermination Dates” - April 30 and October 31 of each year.

“Secured Parties” - the Lenders under this Agreement and a Lender or any Affiliate of a Lender party to a Hedging Agreement with any Borrower. The term Secured Parties shall also include a former Lender or an Affiliate of a former Lender that is party to a Hedging Agreement with any Borrower, provided that such former Lender or Affiliate was a Lender hereunder or an Affiliate of a Lender hereunder at the time it entered into such Hedging Agreement.

“Security Documents” - the collective reference to the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any asset or assets of any Person to secure the obligations and liabilities of the Borrowers hereunder and under any of the other Loan Documents or to secure any guarantee of any such obligations and liabilities.

“Senior Notes” - the 7¾% Senior Notes due 2013 issued by EPPHC pursuant to the Indenture.

“Single Employer Plan” - any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“SocGen” - as defined in the preamble to this Agreement.

“Subordinated Indebtedness” - any Indebtedness of the Borrowers contractually subordinated to the prior payment in full of the Loans, Reimbursement Obligations and any other obligations hereunder in a manner acceptable to the Required Lenders as evidenced by their written approval.

“Subsidiary” - as to any Person, a corporation, partnership or other entity of which more than 50% of the total voting power of shares of stock or other equity ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to vote in the election of directors, a managing general partner, or majority of general partners or other managers or trustees thereof, is at the time owned or controlled, directly or indirectly by such Person or one or more of the other Subsidiaries of such Person (or a combination thereof). Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to any direct or indirect Subsidiary or Subsidiaries of EPPHC.

“Syndication Agent” - RBS.

“Technical Banks” - Fortis, RBS and BNS.

“Termination Date” - August 30, 2010.

“Tranche” - the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day); Tranches may be identified as “Eurodollar Tranches”

“Transferee” - as defined in subsection 11.6(f).

“Type” - as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“Uniform Customs” - the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time.

“Unrestricted Subsidiary” - any Subsidiary of EPPHC other than a Loan Party which is designated in writing by EPPHC to the Administrative Agent as an Unrestricted Subsidiary, provided that no Subsidiary may be so designated by EPPHC if it is a Restricted Subsidiary under the Indenture.

“WestLB” - as defined in the preamble to this Agreement.

1.2. Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any Loan Document or any certificate or other document made or delivered pursuant hereto or thereto.

(a) As used herein and in any Loan Document, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrower or any Subsidiary of the Borrower not defined in subsection 1.1 and accounting terms partly defined in subsection 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP. References in any Loan Document to financial statements shall be deemed to include all related schedules and notes thereto.

(b) The words “hereof,”“herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(d) References in any Loan Document to knowledge of any Loan Party of events or circumstances shall be deemed to refer to events or circumstances of which an officer of such Loan Party has actual knowledge.

(e) Any determinations as to EPPHC and its Restricted Subsidiaries on a consolidated basis shall be made by excluding the assets, liabilities and results of operations of Unrestricted Subsidiaries (but including any investment in such Unrestricted Subsidiaries) and including the effects of any transactions between EPPHC and Restricted Subsidiaries, on the one hand, and such Unrestricted Subsidiaries, on the other hand.

SECTION 2

AMOUNT AND TERMS OF COMMITMENTS

2.1. Commitments. (a) Subject to the terms and conditions hereof, including, without limitation, the satisfaction of the conditions precedent set forth in Section 6 hereof, each Lender severally agrees to make Loans (“Loans”) to the Borrowers from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding not to exceed the amount of such Lender’s Commitment, provided that no Lender shall make any Loans if, after giving effect thereto, the sum of such Lender’s Loans and Commitment Percentage of Letter of Credit Outstandings (in each case, after giving effect to the Loans requested to be made and the Letters of Credit requested to be issued on such date) exceeds the lesser of (i) such Lender’s Commitment and (ii) such Lender’s Commitment Percentage of the Borrowing Base then in effect. During the Commitment Period, the Borrowers may use the Commitments by borrowing, prepaying the Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

(a) The Loans may from time to time be (i) Eurodollar Loans, (ii) ABR Loans or (iii) a combination thereof, as determined by the Borrower’s Representative and notified to the Administrative Agent in accordance with subsections 2.2 and 4.3, provided that no Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Termination Date.

2.2. Procedure for Borrowing. The Borrowers may borrow under the Commitments during the Commitment Period on any Business Day, provided that the Borrower’s Representative shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 noon, New York City time, (a) three Business Days prior to the requested Borrowing Date, if all or any part of the requested Loans initially are to be Eurodollar Loans or (b) on the requested Borrowing Date if the requested Loans are ABR Loans), specifying (i) the amount to be borrowed, (ii) the requested Borrowing Date, (iii) whether the borrowing is to be of Eurodollar Loans, ABR Loans or a combination thereof and (iv) if the borrowing is to be entirely or partly of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Periods therefor. Each borrowing under the Commitments shall be in an amount equal to (x) in the case of ABR Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if the then Available Commitments, or the amount of outstanding Eurodollar Loans after any repayment of any Eurodollar Loans, are less than $5,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Upon receipt of any such notice from the Borrower’s Representative, the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in subsection 11.2 prior to 11:00 A.M., New York City time, on the Borrowing Date requested by the Borrower’s Representative in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrowers by the Administrative Agent crediting the account of the Borrowers specified in the borrowing notice with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

2.3. Repayment of Loans. (a) The Borrowers hereby unconditionally promise to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan of such Lender on the Termination Date (or such earlier date on which the Loans become due and payable pursuant to Section 9). The Borrowers hereby further agree to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof to but not including the date the Loans are paid in full at the rates per annum, and on the dates, set forth in subsection 4.1.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrowers to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b) The Administrative Agent shall maintain the Register pursuant to subsection 11.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrowers and each Lender’s share thereof.

(c) The entries made in the Register and the accounts of each Lender maintained pursuant to subsection 11.6(d) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrowers therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrowers to repay (with applicable interest) the Loans made to the Borrowers by such Lender in accordance with the terms of this Agreement.

2.4. Evidence of Debt. Upon the request of any Lender, the Borrowers will execute and deliver to such Lender a promissory note of the Borrowers evidencing the Loans of such Lender, substantially in the form of Exhibit A with appropriate insertions as to date and principal amount (a “Note”).

SECTION 3

LETTERS OF CREDIT

3.1. The L/C Commitment. (a) Subject to the terms and conditions hereof, including, without limitation, the satisfaction of the conditions precedent set forth in Section 6 hereof, the Issuing Lender, in reliance on the agreements of the other Lenders set forth in subsection 3.4(a), agrees to issue letters of credit (the “Letters of Credit”) for the account of any Borrower or any Subsidiary or Affiliate of a Borrower in which EPPHC has a direct or indirect investment, on any Business Day during the Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall not issue any Letter of Credit if, after giving effect to such issuance and after giving effect to any Loans requested to be made or Letters of Credit requested to be issued on such date the sum of the Loans and Letter of Credit Outstandings would exceed the lesser of (x) the Commitments and (y) the Borrowing Base then in effect. Each Letter of Credit shall (i) be issued to support obligations of any Borrower or any Subsidiary or Affiliate of a Borrower in which EPPHC has a direct or indirect investment, contingent or otherwise, which finance the working capital and business needs of such Borrower or Subsidiary or Affiliate in which EPPHC has a direct or indirect investment, and (ii) shall expire no later than the earlier of (x) one year (or such later date agreed to by the Issuing Lender) after the date of issuance and (y) five Business Days prior to the Termination Date, provided that any Letter of Credit with a one-year tenor may provide for the extension thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above). Each Letter of Credit shall be denominated in Dollars.

(a) Each Letter of Credit shall be subject to the Uniform Customs or, at the option of the Issuing Lender, the ISP, and, to the extent not inconsistent therewith, the laws of the State of New York.

(b) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any Participating Lender to exceed any limits imposed by, any applicable Requirement of Law.

3.2. Procedure for Issuance of Letters of Credit. The Borrowers’ Representative may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender and the Administrative Agent at their respective addresses for notices specified herein a letter of credit application in the Issuing Lender’s then customary form (an “L/C Application”) completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as may be customary and as the Issuing Lender may reasonably request. Upon receipt of any L/C Application, the Issuing Lender will process such L/C Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures. Upon receipt by the Issuing Lender of confirmation from the Administrative Agent that issuance of such Letter of Credit will not contravene subsection 3.1, the Issuing Lender shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than one Business Day after its receipt of the L/C Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Lender and the Borrowers’ Representative. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower’s Representative and the Administrative Agent promptly following the issuance thereof, and, thereafter, the Administrative Agent shall promptly furnish a copy thereof to the Lenders.

3.3. Fees, Commissions and Other Charges. (a) The Borrowers shall pay to the Administrative Agent, for the account of (i) the Issuing Lender and the Participating Lenders, a letter of credit commission with respect to each Letter of Credit, computed for the period from the date such Letter of Credit is issued to the date upon which the next payment is due under this subsection (and, thereafter, from the date of payment under this subsection to the date upon which the next payment is due under this subsection) at the rate per annum equal to the Applicable Margin in effect from time to time for Eurodollar Loans of the daily aggregate amount available to be drawn under such Letter of Credit during such period, and (ii) the Issuing Lender, a letter of credit commission with respect to each Letter of Credit in an amount equal to .125% per annum of the daily aggregate amount available to be drawn under such Letter of Credit. The letter of credit commissions payable pursuant to clause (i) and (ii) above shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing September 30, 2005, and on the Termination Date.

(a) In addition to the foregoing fees and commissions, the Borrowers shall pay to the Issuing Lender (i) a fee of $750 for issuing each Letter of Credit, and (ii) a fee of $250 for amending any Letter of Credit.

(b) The Administrative Agent shall, promptly following its receipt thereof, distribute to the Issuing Lender and the Participating Lenders all fees and commissions received by the Administrative Agent for their respective accounts pursuant to this subsection.

3.4. L/C Participations. (a) Effective on the date of issuance of each Letter of Credit issued after the Closing Date, the Issuing Lender irrevocably agrees to grant and hereby grants to each Participating Lender, and each Participating Lender irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such Participating Lender’s own account and risk an undivided interest equal to such Participating Lender’s Commitment Percentage in the Issuing Lender’s obligations and rights under each Letter of Credit issued by the Issuing Lender and the amount of each draft paid by the Issuing Lender thereunder. Each Participating Lender unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which such Issuing Lender is not reimbursed in full by the Borrowers in accordance with the terms of this Agreement, such Participating Lender shall pay to the Administrative Agent, for the account of the Issuing Lender, upon demand at the Administrative Agent’s address specified in subsection 11.2, an amount equal to such Participating Lender’s Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed. On the date that any Assignee becomes a Lender party to this Agreement in accordance with subsection 11.6, participating interests in any outstanding Letters of Credit held by the transferor Lender from which such Assignee acquired its interest hereunder shall be proportionately reallotted between such Assignee and such transferor Lender. Each Participating Lender hereby agrees that its obligation to participate in each Letter of Credit, and to pay or to reimburse the Issuing Lender for its participating share of the drafts drawn or amounts otherwise paid thereunder, is absolute, irrevocable and unconditional and shall not be affected by any circumstances whatsoever (including, without limitation, the occurrence or continuance of any Default or Event of Default), and that each such payment shall be made without offset, abatement, withholding or other reduction whatsoever.

(a) If any amount required to be paid by any Participating Lender to the Issuing Lender pursuant to subsection 3.4(a) in respect of any unreimbursed portion of any draft paid by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, such Participating Lender shall pay to the Administrative Agent, for the account of the Issuing Lender, on demand, an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such draft is paid to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any Participating Lender pursuant to subsection 3.4(a) is not in fact made available to the Administrative Agent, for the account of the Issuing Lender, by such Participating Lender within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such Participating Lender, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans hereunder. A certificate of the Issuing Lender submitted to any Participating Lender with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error.

(b) Whenever, at any time after the Issuing Lender has paid a draft under any Letter of Credit and has received from any Participating Lender its pro rata share of such payment in accordance with subsection 3.4(a), the Issuing Lender receives any reimbursement on account of such unreimbursed portion, or any payment of interest on account thereof, the Issuing Lender will pay to the Administrative Agent, for the account of such Participating Lender, its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such Participating Lender shall return to the Administrative Agent for the account of the Issuing Lender, the portion thereof previously distributed to it.

3.5. Reimbursement Obligation of the Borrowers. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall notify the Borrowers and the Administrative Agent of the date and the amount thereof. The Borrowers agree to reimburse the Issuing Lender (whether with their own funds or with proceeds of the Loans) on each date on which the Issuing Lender pays a draft so presented under any Letter of Credit for the amount of (i) such draft so paid and (ii) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment. Each such payment shall be made to the Issuing Lender at its address for notices specified herein in lawful money of the United States of America and in immediately available funds. Each unreimbursed drawing under any Letter of Credit shall constitute a request by the Borrowers, subject to the provisions of Section 2.1, to the Administrative Agent for ABR Loans in the amount of such drawing. The borrowing date with respect to any such ABR Loans shall be the date of the remittance by the Issuing Bank of the proceeds of such drawing. If ABR Loans are not available on the date when the Issuing Lender pays a draft, interest shall be payable on any and all amounts remaining unpaid by the Borrowers under this subsection from the date of payment of the applicable draft to but excluding the date of payment in full thereof, (x) for the period commencing on the date of payment of the applicable draft to the date which is 3 days thereafter, at the rate which would be payable on ABR Loans at such time and (y) thereafter, at the rate which would be payable on ABR Loans at such time plus 2%.

3.6. Obligations Absolute. The Borrowers’ obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Borrowers or any other Person may have or have had against the Issuing Lender or any other Lender or any beneficiary of a Letter of Credit. The Borrowers also agree with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrowers’ obligations under subsection 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrowers and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrowers against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Issuing Lender’s gross negligence or willful misconduct. The Borrowers agree that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, including, without limitation, Article 5 thereof, shall be binding on the Borrowers and shall not result in any liability of such Issuing Lender to the Borrowers.

3.7. Letter of Credit Payments. Without limitation of subsection 3.6, the responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

3.8. L/C Applications. To the extent that any provision of any L/C Application, including any reimbursement provisions contained therein, related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall prevail.

SECTION 4

GENERAL PROVISIONS

4.1. Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such Interest Period plus the Applicable Margin in effect on such day.

(a) Each ABR Loan shall bear interest for each day at a rate per annum equal to the Alternate Base Rate in effect on such day plus the Applicable Margin in effect on such date.

(b) If all or a portion of (i) any principal of any Loan, (ii) any interest payable thereon, (iii) any commitment fee or (iv) any other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), the principal of the Loans and any such overdue interest, commitment fee or other amount shall bear interest at a rate per annum which is (x) in the case of principal, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this subsection plus 2% or (y) in the case of any such overdue interest, commitment fee or other amount, the Alternate Base Rate plus the Applicable Margin in effect on such date plus 2%, in each case from the date of such non-payment to but excluding the date such overdue principal, interest, commitment fee or other amount is paid in full (as well after as before judgment).

(c) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to subsection 4.1(c) shall be payable from time to time on demand.

4.2. Computation of Interest and Fees. (a) Whenever, in the case of ABR Loans, it is calculated on the basis of the Prime Rate, interest shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed; and, otherwise, interest and fees shall be calculated on the basis of a 360-day year for the actual days elapsed (including the first day and excluding the last day). The Administrative Agent shall as soon as practicable notify the Borrowers’ Representative and the Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrowers’ Representative and the Lenders of the effective date and the amount of each such change in interest rate.

(a) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrowers’ Representative, deliver to the Borrowers a statement showing the quotations and calculations used by the Administrative Agent in determining any interest rate pursuant to subsection 4.1(a), (b) and (c).

4.3. Conversion and Continuation Options. (a) The Borrowers may elect from time to time to convert Eurodollar Loans to ABR Loans by having the Borrowers’ Representative give the Administrative Agent at least one Business Day’s prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrowers’ Representative may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election. Any such notice of conversion to Eurodollar Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. All or any part of outstanding Eurodollar Loans and ABR Loans may be converted as provided herein, provided that (i) no Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined that such a conversion is not appropriate and (ii) no Loan may be converted into a Eurodollar Loan after the date that is one month prior to the Termination Date.

(a) Any Eurodollar Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrowers’ Representative giving notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in subsection 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined that such a continuation is not appropriate or (ii) after the date that is one month prior to the Termination Date and provided, further, that if the Borrowers’ Representative shall fail to give such notice or if such continuation is not permitted such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period.

4.4. Minimum Amounts Maximum Number of Tranches. All borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof. In no event shall there be more than six (6) Eurodollar Tranches outstanding at any time.

4.5. Optional Prepayments and Commitment Reductions. (a) The Borrowers may, on the last day of any Interest Period with respect thereto, in the case of Eurodollar Loans, or at any time and from time to time, in the case of ABR Loans, prepay the Loans, in whole or in part, without premium or penalty, upon at least one Business Day’s irrevocable notice to the Administrative Agent in the case of ABR Loans, and upon at least three Business Days’ irrevocable notice to the Administrative Agent in the case of Eurodollar Loans, in each case specifying the date and amount of prepayment and whether the prepayment is of Eurodollar Loans, ABR Loans or a combination thereof, and, in each case if of a combination thereof, the amount allocable to each. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to subsection 4.14. Partial prepayments of Eurodollar Loans shall be in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.

(a) Subject to subsection 4.5(c), the Borrowers shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Commitments or, from time to time, to reduce the amount of the Commitments. Any such reduction shall be in an amount equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and shall reduce permanently the Commitments then in effect. Termination of the Commitments shall also terminate the obligation of the Issuing Lender to issue Letters of Credit.

(b) In the event of the termination by the Borrowers of all Commitments, the Borrowers shall on the date of such termination repay or prepay all of its outstanding Loans (together with accrued and unpaid interest on the Loans and any amounts payable pursuant to subsection 4.14 and any other amounts payable hereunder), reduce the Letter of Credit Outstandings to zero and cause all Letters of Credit to be canceled and returned to the Issuing Lender (or shall cash collateralize the Letter of Credit Outstandings (or provide supporting letters of credit from an institution reasonably acceptable to the Administrative Agent) on terms and pursuant to documentation reasonably satisfactory to the Issuing Lender and the Administrative Agent). In the event of any partial reduction of the Commitments, then (i) at or prior to the effective date of such reduction, the Administrative Agent shall notify the Borrowers’ Representative and the Lenders of the Aggregate Credit Exposure of all the Lenders and (ii) if the Aggregate Credit Exposure of all the Lenders would exceed the aggregate Commitments after giving effect to such reduction, then, prior to giving effect to such reduction, the Borrowers shall, on the date of such reduction, then, repay or prepay Loans and, second, reduce the Letter of Credit Outstandings (or cash collateralize the Letter of Credit Outstandings (or provide supporting letters of credit from an institution reasonably acceptable to the Administrative Agent) on terms and pursuant to documentation reasonably satisfactory to the Issuing Lender and the Administrative Agent), in an aggregate amount sufficient to eliminate such excess.

(c) The Loans shall be repaid, and the Letter of Credit Outstandings shall be reduced or cash collateralized, to the extent required by subsection 4.10. All such prepayments and cash collateralization shall be made in accordance with this subsection 4.5.

(d) In the event the amount of any prepayment of the Loans required to be made above shall exceed the aggregate principal amount of the outstanding ABR Loans (the amount of any such excess being called the “Excess Amount”), the Borrowers shall have the right, in lieu of making such prepayment in full, to prepay all the outstanding applicable ABR Loans and to deposit an amount equal to the Excess Amount with, and in the event that Letter of Credit Outstandings are required to be cash collateralized, the Borrowers shall deposit an amount equal to the aggregate amount of Letter of Credit Outstandings to be cash collateralized with, the Administrative Agent in a cash collateral account maintained (pursuant to documentation reasonably satisfactory to the Administrative Agent) by and in the sole dominion and control of the Administrative Agent. Any amounts so deposited shall be held by the Administrative Agent as collateral for the obligations of the Borrowers under this Agreement and applied to the prepayment of the applicable Eurodollar Loans at the end of the current Interest Periods applicable thereto or Letter of Credit Outstandings, as the case may be, or, during an Event of Default, to payment of any obligations under this Agreement (including obligations in respect of the Letters of Credit). On any Business Day on which (i) collected amounts remain on deposit in or to the credit of such cash collateral account after giving effect to the payments made on such day pursuant to this subsection 4.5(e) and (ii) the Borrowers’ Representative shall have delivered to the Administrative Agent a written request or a telephonic request (which shall be promptly confirmed in writing) that such remaining collected amounts be invested in the Cash Equivalent specified in such request, the Administrative Agent shall use its reasonable efforts to invest such remaining collected amounts in such Cash Equivalent, provided, however, that the Administrative Agent shall have continuous dominion and full control over any such investments (and over any interest that accrues thereon) to the same extent that it has dominion and control over such cash collateral account and no Cash Equivalent shall mature after the end of the Interest Period for which it is to be applied. The Borrowers shall not have the right to withdraw any amount from such cash collateral account until the applicable Eurodollar Loans and accrued interest thereon and Letter of Credit Outstandings are paid in full or if a Default or Event of Default then exists or would result. Any prepayment or collateralization pursuant to this subsection 4.5(e) shall be applied in the order set forth in clause (ii) of the second sentence of subsection 4.5(c).

4.6. Commitment Fee; Administrative Agent’s Fee; Other Fees. (a) The Borrowers agree to pay to the Administrative Agent for the account of each Lender a commitment fee for the period from and including, for each Lender, the Closing Date to but not including the Termination Date, computed at the Commitment Fee Rate on the average daily amount of the lesser of (i) the Available Commitment of such Lender and (ii) the Borrowing Base Availability with respect to such Lender, during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December (subject to Section 4.8) (commencing on September 30, 2005) and on the Termination Date or such earlier date as the Commitments shall terminate as provided herein, commencing on the first of such dates to occur after the date hereof. Commitment fees shall be nonrefundable when paid unless payment was made in error.

(a) The Borrowers shall pay to the Administrative Agent the fees set forth in the Fee Letter.

(b) The Borrowers shall pay to the Lenders such additional fees as may be agreed to by the Borrowers and the Lenders.

4.7. Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrowers and the Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans shall be converted, on the first day of such Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrowers have the right to convert Loans to Eurodollar Loans.

4.8. Pro Rata Treatment and Payments. (a) Each borrowing by the Borrowers from the Lenders hereunder, each payment by the Borrowers on account of any commitment fee hereunder and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Commitment Percentages of the Lenders. Each payment (including each prepayment) by the Borrowers on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders. All payments (including prepayments) to be made by the Borrowers hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set off or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Administrative Agent’s office specified in subsection 11.2, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

(a) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its Commitment Percentage of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error. If such Lender’s Commitment Percentage of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans hereunder, on demand, from the Borrowers.

4.9. Computation of Borrowing Base. (a) Borrowing Base. The Borrowing Base in effect from time to time shall represent the maximum principal amount (subject to the aggregate amount of the Commitments) of Loans and Letter of Credit Outstandings that the Lenders will allow to remain outstanding during the Commitment Period. The Borrowing Base will be determined by the Technical Banks in their sole discretion based upon the total assets, cashflow and liabilities of the Borrowers and upon the value of Proved Reserves attributable to the Borrowing Base Properties of the Borrowers determined by the Technical Banks in their sole discretion, and will be determined by the Technical Banks in accordance with paragraph (d) of this subsection 4.9, subject to approval by Required Lenders or all of the Lenders, as the case may be. Until the Commitments are no longer in effect, all Letters of Credit have terminated and all of the Loans and all other obligations under this Agreement are paid in full, this Agreement shall be subject to the then effective Borrowing Base.

(a) Reserve Reports. The Borrowers’ Representative shall, at its own expense, furnish to the Administrative Agent and each Lender (i) prior to March 31 of each year, a Reserve Report prepared by the Independent Engineer, dated no earlier than the immediately preceding December 31, (ii) prior to September 30 of each year, a Reserve Report prepared by the engineers employed by the Borrowers dated no earlier than the immediately preceding June 30 and (iii) within 30 days following the delivery of a Borrower Redetermination Notice or a Lender Redetermination Notice, a Reserve Report prepared by the engineers employed by the Borrowers and, if requested by the Required Lenders or the Administrative Agent, within 90 days following the delivery of such notice a Reserve Report prepared by the engineers employed by the Borrowers and audited by the Independent Engineer, in each case certified by a Responsible Officer of the Borrower’s Representative. If the Borrowers fail to deliver a Reserve Report within the time period provided for, then the Administrative Agent and the Lenders shall have the right to rely on the last Reserve Report previously delivered by the Borrowers with any such adjustments and taking into account any additional information as the Technical Banks may deem appropriate in their sole discretion. Concurrently with the delivery of the Reserve Reports, the Borrowers shall furnish to the Administrative Agent and each Lender a certificate of a Responsible Officer showing any material additions to or material deletions from the Oil and Gas Properties and the Borrowing Base Properties listed in the Reserve Report, which additions or deletions were made by the Borrowers since the date of the previous Reserve Report.

(b) Redetermination of the Borrowing Base. The Technical Banks shall redetermine the Borrowing Base in their sole discretion, and the Administrative Agent shall notify the Borrowers’ Representative and the Lenders of the Technical Banks’ redetermination of the Borrowing Base (i) with respect to regularly scheduled Reserve Reports, (A) on or before April 30 (in the case of Reserve Reports due on March 31) and (B) on or before October 31 (in the case of Reserve Reports due on September 30), and (ii) with respect to a Lender Redetermination Notice or a Borrower Redetermination Notice as promptly as practicable following delivery to the Administrative Agent of all information (including Reserve Reports) requested from the Borrowers, or if no such information is delivered by Borrowers following such request, then at such time as the Administrative Agent determines is practicable but, in any case, no later than 30 days after delivery of such information or, if such information is not timely delivered, 30 days after the date such information was required to be delivered. Within 15 days after receipt from the Administrative Agent of the amount of a redetermination of the Borrowing Base, each Lender shall notify the Administrative Agent in writing stating whether or not such Lender agrees with that redetermination. Failure of any Lender to give such notice within such period of time shall not be deemed to constitute an acceptance of such redetermination. The Borrowing Base may be decreased from the then effective Borrowing Base with the consent of Required Lenders but may only be increased from the then effective Borrowing Base with the consent of all of the Lenders. If Required Lenders or all of the Lenders, as the case may be, agree with that redetermination, then the Administrative Agent promptly shall notify the Borrowers’ Representative of the Borrowing Base as so redetermined. Redeterminations made in connection with regularly scheduled Reserve Reports shall become effective (and shall remain effective until the Borrowing Base is again redetermined as provided in this subsection (c)) on May 15 (in the case of Reserve Reports due on March 31) and November 15 (in the case of Reserve Reports due on September 30), and other redeterminations shall become effective upon written notice from the Adminstrative Agent to the Borrowers’ Representative and the Lenders of the redetermined Borrowing Base. If Required Lenders or all of the Lenders, as the case may be, have not approved in writing the Borrowing Base within the 15 day period following their receipt of the proposed amount from the Administrative Agent, the Borrowing Base shall be set at the amount of the then current Borrowing Base and the Borrowing Base shall remain at such level until Required Lenders or all of the Lenders, as the case may be, utilizing the procedure outlined herein, agree on a new Borrowing Base and the Administrative Agent shall give notice thereof to the Borrowers. Each redetermination provided for by this subsection 4.9(c) shall be made in accordance with the provisions of subsection 4.9(d).

(c) Criteria. All determinations and redeterminations by the Technical Banks provided for in this subsection 4.9 (and any determinations and decisions by either or both of the Technical Banks and Required Lenders or all of the Lenders, as the case may be, in connection therewith, including effecting any redetermination of the value of any component contained in a Reserve Report) shall be made by the Technical Banks and the Lenders in their sole discretion based upon the application by the Technical Banks and the Lenders of their respective oil and gas lending criteria as they customarily used at the time of determination in assigning collateral value to oil and gas properties for similarly situated customers of the Technical Banks and the Lenders.

(d) Subordinated Indebtedness. At least thirty (30) days prior to the incurrence of Subordinated Indebtedness, the Borrower which proposes to incur such Subordinated Indebtedness shall so notify the Administrative Agent. Following the receipt of such notice the Required Banks shall have the right to serve a Lender Redetermination Notice on the Borrowers’ Representative, which Lender Redetermination Notice shall not count towards the maximum number of such Notices which the Required Lenders may otherwise serve between Scheduled Redetermination Dates.

(e) Mandatory Reductions. If, following the Disposition of any Borrowing Base Property pursuant to Section 8.6(d), the Collateral Coverage Ratio is less than 1.5 to 1.0, the Borrowing Base shall automatically be reduced by the amount of the PV-10 Value of such Properties, unless such Borrowing Base Property is contemporaneously replaced by a Borrower with substitute Borrowing Base Property of at least equal PV-10 Value or, pending delivery of such Borrowing Base Property, with Cash Collateral equal to or greater than such PV-10 Value.

(f) Initial Borrowing Base. The initial Borrowing Base hereunder shall be $500,000,000.00.

4.10. Mandatory Prepayments.(a) Borrowing Base Deficiency. Upon the occurrence of a Borrowing Base Deficiency, the Administrative Agent shall notify the Borrowers’ Representative of such Borrowing Base Deficiency. Within ten (10) days from and after the Borrowing Base Deficiency Notification Date, the Borrowers’ Representative shall notify the Administrative Agent that the Borrowers elect to take one of the following actions:

(i) Execute and deliver to the Administrative Agent supplemental or additional Security Documents, in form and substance reasonably satisfactory to the Administrative Agent and its counsel, securing payment of the Notes and the other Obligations and covering additional Hydrocarbon Interests directly owned by any Borrower which are not then designated as Borrowing Base Properties and which are of a type and nature, and having a value (determined by the Administrative Agent in its sole discretion using the standards applicable to a Borrowing Base Redetermination), in addition to other Borrowing Base Properties reasonably satisfactory to the Administrative Agent and the Required Lenders, sufficient to eliminate the Borrowing Base Deficiency;

(ii) Make a payment with respect to the Obligations (which shall be applied, or held for application, as the case may be, by the Administrative Agent to the payment of the aggregate unpaid principal amount of those Loans then outstanding and then Letter of Credit Outstandings) in an aggregate principal amount sufficient to eliminate such Borrowing Base Deficiency within thirty (30) days after the Borrowing Base Deficiency Notification Date;

(iii) Execute and deliver additional Security Documents, as provided in clause (i) above, sufficient to eliminate a portion of the Borrowing Base Deficiency and make a payment as provided in clause (ii) above in an aggregate principal amount sufficient to eliminate the balance of the Borrowing Base Deficiency; or

(iv) Make six (6) consecutive prepayments of principal of the outstanding Loans, each of which shall be in an amount equal to 1/6th of the amount of the Borrowing Base Deficiency, commencing on the first Monthly Date following delivery of the notice of Borrower’s election, and continuing on each Monthly Date thereafter until such Deficiency has been eliminated by such prepayments, addition of properties to the Borrowing Base Properties or a combination of the foregoing.

(b) Security Documents. If the Borrowers elect to execute and deliver supplemental or additional Security Documents to the Administrative Agent pursuant to Section 4.10(a)(i) or (a)(iii) above, it shall provide the Administrative Agent and each Lender with descriptions of the additional assets to be collaterally assigned (together with current valuations satisfactory to the Technical Banks or engineering reports as to the new Properties, Security Documents, and, if necessary to comply with the Continuing 70% Test, title evidence applicable thereto, each of which shall be in form and substance reasonably satisfactory to the Administrative Agent), within twenty (20) days after the Borrowing Base Deficiency Notification Date, except that title evidence may be furnished within ninety (90) days after such Date. If the Borrower’s Representative fails to take any of the actions described above within the relevant period, then without any necessity for notice to the Borrowers or any other person, the Borrowers shall become obligated to pay Obligations in an aggregate principal amount equal to the applicable Borrowing Base Deficiency within three (3) days after the end of the relevant period.

(c) Collateral Value Deficiency. If at any time the Collateral Coverage Ratio is less than 1.5 to 1.0 (the “Collateral Deficiency Date”), the Borrowers’ Representative shall either:

(i) Give notice to the Administrative Agent that the Borrowers elect to make a payment with respect to the Obligations (which shall be applied, or held for application, as the case may be, by the Administrative Agent to the payment of the aggregate unpaid principal amount of those Loans then outstanding and then Letter of Credit Outstandings) in an aggregate principal amount necessary to comply with the Collateral Coverage Ratio at such time whereupon the Commitments shall be so reduced with immediate effect and the Borrowers shall make such prepayment on or before the date that is thirty (30) days after the related Collateral Deficiency Date;

(ii) Certify to the Administrative Agent that the Borrowers have good and defensible title, free of any Liens other than Permitted Liens, to Proved Reserves in an amount which, if subject to one or more Mortgages, would result in the Borrowers being in compliance with such Collateral Coverage Ratio. Within ten (10) days after such certification, the Technical Banks shall either (x) determine that such properties, if subject to a Mortgage, would result in the Borrowers being in compliance with such Collateral Coverage Ratio, in which case, the Borrowers shall within twenty (20) days of such certification, and in any event, no later than within thirty (30) days of the Collateral Deficiency Date, deliver a Mortgage (or a satisfactory amendment to an existing Mortgage) to the Administrative Agent with respect to each of such properties, executed and delivered by a duly authorized officer of each party thereto and accompanied by such other documentation as the Administrative Agent shall reasonably request (including, without limitation, legal opinions in form and substance satisfactory to the Administrative Agent relating thereto), or (y) determine that such properties, if subject to a Mortgage, would not result in the Borrowers being in compliance with such Collateral Coverage Ratio, in which case, the Borrowers shall make the prepayments specified in subsection (i) of this Section 4.10(c) within thirty (30) days of the Collateral Deficiency Date;

(iii) Effect a reduction of the Commitments pursuant to Section 4.5;

(iv) Pending delivery of the Mortgages, provide Cash Collateral if sufficient to eliminate the Collateral Value Deficiency; or

(v) Any combination of the actions referred to in clauses (i) - (iv) the effect of which in combination is to restore the Collateral Coverage Ratio to not less than 1.5 to 1.0.

4.11. Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof after the date hereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert ABR Loans to Eurodollar Loans shall forthwith be canceled and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to subsection 4.14.

4.12. Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof after the date hereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Note, any Letter of Credit, any L/C Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by subsection 4.13, changes in the rate or computation of tax on the overall net income of such Lender, franchise taxes imposed in lieu of net income taxes and doing business taxes);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurodollar Rate hereunder, or

(iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrowers shall promptly pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduced amount receivable.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, the Borrowers shall promptly pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

(c) If any Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify the Borrowers’ Representative (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this subsection submitted by such Lender to the Borrowers’ Representative (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The agreements in this subsection shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

4.13. Taxes. (a) All payments made by the Borrowers under this Agreement and any Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes, franchise taxes (imposed in lieu of net income taxes) and doing business taxes imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any Note). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder or under any Note, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrowers shall not be required to increase any such amounts payable to any Non-U.S. Lender if such Non-U.S. Lender fails to comply with the requirements of paragraph (b) of this subsection. Whenever any Non-Excluded Taxes are payable by the Borrowers, as promptly as possible thereafter the Borrowers shall send to the Administrative Agent for their own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrowers showing payment thereof. If, when the Borrowers are required by this subsection 4.13(a) to pay any Non-Excluded Taxes, the Borrowers fail to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fail to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrowers shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure. The agreements in this subsection shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

    (a) Each Lender (or Transferee) that is not a citizen or resident of the United States of America, a corporation, partnership or other entity created or organized in or under the laws of the United States of America, or any estate or trust that is subject to federal income taxation regardless of the source of its income (a “Non-U.S. Lender”) shall deliver to the Borrowers’ Representative and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN, Form W-8ECI or successors forms, and is otherwise exempt from IRS interest withholding obligations, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” a Form W-8, or any subsequent versions thereof or successors thereto (and, if such Non-U.S. Lender delivers a Form W-8, an annual certificate representing that such Non-U.S. Lender (i) is not a “bank” for purposes of Section 881(c) of the Code (and is not subject to regulatory or other legal requirements as a bank in any jurisdiction, and has not been treated as a bank in any filing with or submission made to any Governmental Authority or rating agency), (ii) is not a 10% shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrowers and (iii) is not a controlled foreign corporation related to the Borrowers (within the meaning of Section 864(d)(4) of the Code)), properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from U.S. federal withholding tax on all payments by the Borrowers under this Agreement and the other Loan Documents, along with such other additional forms as the Borrowers, the Administrative Agent (or, in the case of a Participant, the Lender from which the related participation shall have been purchased) may reasonably request to establish the availability of such exemption. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation), and if a Person cannot deliver such forms because such Person is not exempt from U.S. federal withholding tax under the Code as described above, then such Person shall not become a Lender or Transferee hereunder or a party hereto.

4.14. Indemnity. The Borrowers agree to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur (other than through such Lender’s gross negligence or willful misconduct) as a consequence of (a) default by the Borrowers in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrowers’ Representative has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrowers in making any prepayment of a Eurodollar Loan after the Borrowers’ Representative has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of or a conversion of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or converted, or not so borrowed, converted or continued, for the period from the date of such prepayment or conversion or of such failure to borrow, convert or continue to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Loans provided for herein (excluding, however, the percentage added to the Eurodollar Rate pursuant to subsection 4.1 (a) to the extent included therein) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

4.15. Change of Lending Office. Each Lender agrees that if it makes any demand for payment under subsection 4.12 or 4.13(a), or if any adoption or change of the type described in subsection 4.11 shall occur with respect to it, it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, as determined in its sole discretion) to designate a different lending office if the making of such a designation would reduce or obviate the need for the Borrowers to make payments under subsection 4.12 or 4.13(a), or would eliminate or reduce the effect of any adoption or change described in subsection 4.11.

4.16. Collateral Security.

    (a) Closing Date. To secure the performance by the Borrowers of the Obligations hereunder and under the Notes, the Security Documents and any Hedging Agreement, whether now or hereafter incurred, matured or unmatured, direct or contingent, including extensions, modifications, renewals and increases thereof, and substitutions therefore, the Borrowers shall, as of the Closing Date, have, pursuant to the Mortgages granted and assigned to the Administrative Agent, for the ratable benefit of the Secured Parties, a first priority Lien, subject only to Permitted Liens, on Borrowing Base Properties.

(b) Subsequently Acquired Property. If the Borrowers shall, following the Closing Date, acquire additional Oil and Gas Properties that are proposed to be Borrowing Base Properties, the Borrowers shall grant security interests and mortgage Liens to the Administrative Agent, for the ratable benefit of the Secured Parties, in and on any such property to the extent provided in Section 7.10 hereof.

(c) Form of Security Documents. The granting and assigning of such security interests and Liens by the Borrowers shall be pursuant to the Security Documents in form and substance reasonably satisfactory to the Administrative Agent.

(d) Title Work. As of the Closing Date, the Borrowers shall have furnished to the Administrative Agent title documents reasonably satisfactory to the Administrative Agent with respect to the title and Lien status of at least 50% of the PV-10 Value of the Borrowing Base Properties, and within 120 days after the Closing Date, 70% of the PV-10 Value of the Borrowing Base Properties. The Borrowers shall furnish to the Administrative Agent title documents reasonably satisfactory to the Administrative Agent with respect to the title and Lien status of a sufficient number of Properties so that the Administrative Agent shall at all times have title documents with respect to at least 70% of the PV-10 Value of the Borrowing Base Properties of the Borrowers (the “Continuing 70% Test”). If at any time after the Closing Date, the Borrowers fail to provide title documents reasonably satisfactory to the Administrative Agent for a sufficient number of Borrowing Base Properties to meet the Continuing 70% Test, such failure shall not constitute an Event of Default, but the Technical Banks may redetermine the Borrowing Base by written notice to the Borrowers’ Representative as required to bring the Borrowers into compliance with the Continuing 70% Test until such title documents are provided. Without regard to whether the Borrowers provide satisfactory title documents with respect to a particular Oil and Gas Property owned by such Person, such Oil and Gas Property shall, if necessary to meet the requirements of Section 7.10 hereof, be encumbered by a Mortgage in favor of the Administrative Agent for the ratable behalf of the Secured Parties, and shall be included in the collateral.

(e) Security for Hedge Parties. The Administrative Agent and the Lenders agree that upon execution and delivery of a Hedging Agreement by a Hedge Party, such Hedge Party shall possess a pari passu Lien in the collateral provided in the Security Documents and the cash proceeds therefrom as security for the obligations of the Borrowers under such Hedging Agreement.

(f) Substitution of Collateral. The Borrowers shall have the right, subject to the consent of the Technical Banks, such consent not to be unreasonably withheld, to substitute Oil and Gas Properties of a Borrower for Oil and Gas Properties subject to a Mortgage, or, pending delivery of the Mortgage on such Properties, to substitute Cash Collateral for such Properties, provided that:

(i) The Borrower’s Representative provides notice of substitution to the Administrative Agent fifteen (15) days prior to the proposed substitution date;

(ii) Neither an Event of Default nor a Borrowing Base Deficiency exists on the proposed substitution date;

(iii) The Oil and Gas Properties proposed to be substituted for the Oil and Gas Properties subject to a Mortgage are of a type and nature similar to the Oil and Gas Properties subject to a Mortgage;

(iv) The substitution of the Oil and Gas Properties will not result in a decrease in the Borrowing Base as determined by the Technical Banks in their sole discretion;

(v) The substitution of the Oil and Gas Properties will not result in the Collateral Coverage Ratio being less than 1.5 to 1; and

(vi) The Borrower provides the supplemental or additional Security Documents referred to in Section 4.10(b) hereof.

If the Oil and Gas Properties being substituted have a value in excess of 10% of the PV-10 Value of the Borrowing Base Properties at such time, the Borrowing Base shall be redetermined prior to the date of such substitution in accordance with the procedures set forth in subsection 4.9 which would have applied had a Borrower Redetermination Notice or a Lender Redetermination Notice been delivered.

(g) If the conditions set forth in Section 4.16(f) have been satisfied, then upon request by EPPHC, the Administrative Agent will release its lien on any Borrowing Base Property being exchanged for other Borrowing Base Property pursuant to Section 4.16(f).

4.17. Replacement of Lenders. If (i) any Lender requests compensation under Section 4.12, or (ii) if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.13, or (iii) if any Lender defaults in its obligation to fund Loans hereunder or (iv) any Lender refuses to grant its approval with respect to any matter requiring the approval of all Lenders and such matter shall have been approved by Lenders having Commitments in excess of 66-2/3% of the aggregate Commitments, then the Borrowers’ Representative may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.6), all its interests, rights and obligations under this Agreement to an assignee identified by the Borrowers’ Representative that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (1) the Borrowers’ Representative shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (2) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (3) in the case of any such assignment resulting from a claim for compensation under Section 4.12 or payments required to be made pursuant to Section 4.13, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers’ Representative to require such assignment and delegation cease to apply.

SECTION 5

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, each Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

5.1. Financial Condition. (a) (i) The audited consolidated balance sheet of EPPHC and its consolidated Subsidiaries at December 31, 2004 and the related audited consolidated statements of income, cash flows and stockholder’s equity for the fiscal year ended on such date, together with the related notes and schedules thereto, reported on by Pricewaterhouse Coopers LLP, and (ii) the unaudited consolidated balance sheet of EPPHC and its consolidated Subsidiaries as at March 31, 2005, and June 30, 2005, in each case, together with the related unaudited consolidated statements of income, cash flows, and stockholder’s equity for each of the fiscal quarters then ended, in each case copies of which have heretofore been furnished or made available to each Lender, present fairly in all material respects the consolidated financial position of EPPHC and its consolidated Subsidiaries as at such dates, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended, in conformity with GAAP (subject, in the case of clause (ii), to customary year-end audit adjustments and reduced footnote disclosure).

(a) All such financial statements referred to in subsection 5.1(a), including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by such accountants or Responsible Officer, as the case may be, and as disclosed therein). On the Closing Date, neither EPPHC nor any of its consolidated Subsidiaries have any material Guarantee Obligation, contingent liability or liability for taxes, or any long-term lease, outstanding debt or Lien other than Permitted Liens or unusual forward or long-term commitment, including, without limitation, any interest rate or foreign currency swap or exchange transaction, which is not disclosed in the financial statements referred to in subsection 5.1(a) or in the notes thereto to the extent required by GAAP.

5.2. No Change. Since the date of EPPHC’s most recent audited annual consolidated financial statements, there has been no development, circumstance or event which has had or could reasonably be expected to have a Material Adverse Effect.

5.3. Corporate Existence; Compliance with Law. Each of the Borrowers (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification except to the extent that the failure to be so qualified and in good standing could not reasonably be expected to have, in the aggregate, a Material Adverse Effect and (d) is in compliance with all applicable Requirements of Law (including, without limitation, Environmental Laws) except to the extent that the failure to comply therewith could not reasonably be expected to have, in the aggregate, a Material Adverse Effect.

5.4. Corporate Power; Authorization; Enforceable Obligations. Each Borrower has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and to borrow hereunder and has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents to which it is a party. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or the delivery, performance, validity or enforceability of the Loan Documents to which any Borrower is a party other than the filings of the Mortgages and UCC-1 financing statements and those which have been obtained and are in full force and effect. This Agreement has been, and each other Loan Document to which the Borrower is a party will be, duly executed and delivered on behalf of any Borrower. This Agreement constitutes, and each other Loan Document to which any Borrower is a party when executed and delivered will constitute, a legal, valid and binding obligation of any Borrower enforceable against such Borrower in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

5.5. No Legal Bar. The execution, delivery and performance of the Loan Documents, the granting of the Liens under the Security Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any applicable Requirement of Law or Contractual Obligation of the Borrower, including but not limited to Sections 4.03 and 4.10 of the Indenture, and will not result in, or require, the creation or imposition of any Lien on any of its or their respective Properties or revenues pursuant to any such Requirement of Law or Contractual Obligation, other than any Lien created pursuant to the Security Documents.

5.6. No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Borrower, threatened by or against any Borrower or against any of its respective Properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) which could reasonably be expected to have a Material Adverse Effect.

5.7. No Default. No Borrower is in default under or with respect to any of its Contractual Obligations in any respect which could reasonably be expected to have a Material Adverse Effect. Each Borrower is in compliance in all material respects with each covenant applicable to it under the Loan Documents, and no Default or Event of Default has occurred and is continuing or would occur as a result of the execution and delivery of the Agreement and the Loan Documents.

5.8. Ownership of Property; Liens. Each Loan Party has good and defensible title to all of its Oil and Gas Properties which are not personal property and good title to all such Oil and Gas Properties which are personal property and material to the Loan Parties taken as a whole, except for (i) such imperfections of title as do not in the aggregate materially detract from the value thereof to, or the use thereof in, the business of the Loan Parties, or, in the case of Oil and Gas Properties which are not Borrowing Base Properties, such imperfections do not have a Material Adverse Effect on such Loan Party, (ii) Oil and Gas Properties and interests therein disposed of since the date of the most recent Reserve Report as permitted by subsection 8.6 hereof, and (iii) Permitted Liens. The Borrower specified in the Reserve Report is entitled to receive a decimal share of all Hydrocarbons produced from, or allocated to, each Borrowing Base Property equal to not less than the net revenue interest set forth in the most recent Reserve Report with respect to such Borrowing Base Property. There are no “back-in” or “reversionary” interests held by third parties which could materially reduce the interest of the Borrowers in such Borrowing Base Properties except as expressly set forth in such Reserve Report. The ownership of the Borrowing Base Properties by the Borrowers shall not in any material respect obligate any Borrower to bear the costs and expenses relating to the maintenance, development or operations of each such Borrowing Base Property in an amount in excess of the working interest of such Borrower in each Borrowing Base Property set forth in the most recent Reserve Report unless there is a corresponding increase in net revenue interest.

5.9. Intellectual Property. Each Borrower owns, or is licensed to use, all trademarks, tradenames, copyrights, technology, know-how and processes necessary for the conduct of its business as currently conducted except for those the failure to own or license which could not reasonably be expected to have a Material Adverse Effect (the “Intellectual Property”). No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Borrower know of any valid basis for any such claim which could reasonably be expected to have a Material Adverse Effect. The use of such Intellectual Property by each Borrower and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.10. Taxes. Each Borrower has filed all material tax returns which, to the knowledge of such Borrower, are required to be filed by it and has paid or caused to be paid all taxes shown on said returns and all assessments, fees and other governmental charges levied upon it or upon any of its Property or income which are due and payable, other than such taxes, assessments, fees and other governmental charges, if any, as are being diligently contested in good faith and by appropriate proceedings and with respect to which there have been established adequate reserves on the books of the Borrower in accordance with GAAP. To the knowledge of the Borrower, no material tax lien has been filed, and no material claim is being asserted, with respect to any such taxes or assessments, fees or other governmental charges.

5.11. Federal Reserve Regulations. No part of the proceeds of any Loans will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. If requested by the Administrative Agent, the Borrowers will furnish to the Administrative Agent a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in said Regulation U. The Loans and other transactions contemplated hereunder will not violate the provisions of Regulations T and X.

5.12. ERISA. Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Single Employer Plan, and each Single Employer Plan has complied with the applicable provisions of ERISA and the Code, except for noncompliance which could not reasonably be expected to result in any material liability to the Borrowers or any Commonly Controlled Entity. No distress termination within the meaning of Section 4041(c) of ERISA or termination instituted by the PBGC (within the meaning of Section 4042 of ERISA), of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by an amount that could reasonably be expected to result in a Material Adverse Effect. Except as set forth in Schedule 5.12, neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan, and neither the Borrower nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or is Insolvent that could reasonably be expected to result in a Material Adverse Effect.

5.13. Investment Company Act; Other Regulations. No Borrower is (a) an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended, or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935. No Borrower is subject to regulation under any Federal or State statute or regulation (other than Regulation X of the Board of Governors of the Federal Reserve System) which limits its ability to incur Indebtedness.

5.14. Subsidiaries. The Persons listed on Schedule 5.14 constitute all the Subsidiaries of the Borrowers at the date hereof. Such Schedule shall indicate which Subsidiaries are considered Restricted Subsidiaries and Domestic Restricted Subsidiaries.

5.15. Purpose of Loans. The proceeds of the Loans and the Letters of Credit will be used for (a) working capital and for the general corporate purposes of the Borrowers, (b) the conduct by Borrowers of their Oil and Gas Business, including (without limiting the generality of the foregoing) the exploration, exploitation, development and acquisition of Oil and Gas Properties, (c) the acquisition of the Capital Stock of Medicine Bow Energy Corporation, and (d)  the payment of transaction expenses.

5.16. Environmental Matters. Except as set forth on Schedule 5.16, and other than exceptions to any of the following that could not, in the aggregate, reasonably be expected to give rise to a Material Adverse Effect or materially adversely affect the value of the Borrowing Base Properties taken as a whole:

(a) each Borrower: (i) is, and within the period of all applicable statutes of limitation has been in compliance with all applicable Environmental Laws; (ii) holds all Environmental Permits (each of which is in full force and effect) required for any of its current or planned operations or for any Property owned, leased, or otherwise operated by it; and (iii) is, and within the period of all applicable statutes of limitation has been, in compliance with all of its Environmental Permits; and no officer of such Borrower has knowledge of any reason why its Environmental Permits will not timely be renewed or any new Environmental Permits will not timely be obtained subject to the conditions and terms that may be applied to them by the relevant Governmental Authorities.

(b) Materials of Environmental Concern have not been transported, disposed of, emitted, discharged, or otherwise released or threatened to be released, to or at any real Property presently or formerly owned, leased or operated by any Borrower or at any other location, which could reasonably be expected to (i) give rise to liability of any Borrower under any applicable Environmental Law or (ii) interfere with any Borrower’s continued operations.

(c) no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law to which any Borrower is, or to the knowledge of the Borrowers will be, named as a party is pending or, to the knowledge of the Borrowers threatened.

(d) no Borrower has received any written request for information, or been notified that it is a potentially responsible party under the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or with respect to any Materials of Environmental Concern.

(e) no Borrower has entered into or agreed to any consent decree, order, or settlement, nor is subject to any judgment, decree, or order, in any judicial, administrative, arbitral, or other forum, relating to compliance with or liability under any Environmental Law.

(f) no Borrower has assumed or retained, by contract or operation of law, any liabilities of any kind, fixed, contingent or otherwise, under any Environmental Law other than in conformity with standard industry practice.

5.17. No Material Misstatements. (a) All written information, reports, financial statements, exhibits and schedules (including, without limitation, EPPHC’s report on Form 10-K for the year ended December 31, 2004, as filed with the Securities and Exchange Commission) furnished to the Administrative Agent or any Lender by or on behalf of the Borrowers in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, when taken as a whole, did not contain, and as they may be amended, supplemented or modified from time to time, will not contain, as of the date such statements were made, any untrue statements of a material fact and as of such date did not omit, and as they may be amended, supplemented or modified from time to time, will not omit, to state as of the date such statements were made, any material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were, are or will be made, not materially misleading.

(a) All projections and estimates concerning the Borrowers that are or have been made available to the Administrative Agent or any Lender by or on behalf of the Borrowers have been or will be prepared based on good faith estimates and based upon assumptions believed by the Borrowers to be reasonable in all material respects at the time of such preparation.

(b) The leases contributing to the Borrowers’ interests in those wells listed on Schedule 5.17(c) hereto (which wells are further identified under the same identifying name in Borrowers’ Reserve Report dated as of June 30, 2005) are described on Exhibit “A” to one or more of the instruments constituting or otherwise covered by the Mortgages. Further, those title materials referenced on Schedule 5.17(c) as relating to any particular well listed thereon relate to such well.

5.18. Insurance. Each Borrower carries and maintains with respect to its insurable properties insurance (including, to the extent consistent with past practices, self-insurance) with financially sound and reputable insurers of the types, to such extent and against such risks as is customary with companies in the same or similar businesses.

5.19. Future Commitments. As of the Closing Date, except as set forth on Schedule 5.19, on a net basis there are no material gas imbalances, material take-or-pay or other prepayments with respect to the Oil and Gas Properties of any Loan Party (or, in the case of Oil and Gas Properties operated by operators other than a Borrower, to the Borrowers’ knowledge after reasonable investigation) which would require such Loan Party to deliver Hydrocarbons produced from Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor.

5.20. Security Documents. (a) The provisions of the Mortgages will be effective to grant to the Administrative Agent, for the ratable benefit of the Secured Parties, legal, valid and enforceable mortgage liens on all of the right, title and interest of the Borrowers in the Borrowing Base Property described therein. When such Mortgages have been recorded in the appropriate recording office they will constitute perfected first liens on, and security interest in, such property, subject only to Permitted Liens.

(a) The provisions of the Mortgages will be effective to create in favor of the Administrative Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the personal property collateral described therein and proceeds thereof and, upon the filing of UCC-1 Financing Statements with the secretary of state of each jurisdiction of formation for each of the Borrowers, the Mortgages shall constitute a fully perfected first priority lien on, and security interest in, all right, title and interest of the applicable Borrower in such collateral and the proceeds thereof, in each case prior and superior in right to any other Person, subject only to Permitted Liens.

SECTION 6

CONDITIONS PRECEDENT

6.1. Conditions to Closing Date of the Existing Credit Agreement. The Closing Date of the Existing Credit Agreement occurred upon, and the obligations of the Lenders to make Extensions of Credit hereunder were subject to, the satisfaction of the following conditions precedent:

(a) Loan Documents. The Administrative Agent shall have received (with the number of original counterparts requested by the Administrative Agent) (i) this Agreement, executed and delivered by a Responsible Officer of the Borrowers, (ii) the Guarantee Agreement (if applicable), executed and delivered by a Responsible Officer of each Guarantor thereto and (iii) a Note payable to the order of each Lender requesting a Note in the amount of its Commitment.

(b) Security Documents. The Administrative Agent shall have received (with the number of original counterparts requested by the Administrative Agent) (i) Mortgages, executed and delivered by the Borrowers, covering the Borrowing Base Properties, together with the title work referred to in Section 4.16(d) above, and (ii) acknowledgment copies or other evidence of the proper filing of financing statements (Form UCC-1) under the Uniform Commercial Code of all jurisdictions to the extent necessary or desirable or required, in the reasonable judgment of the Administrative Agent, to perfect the security interests created or purported to be created by the Mortgages.

(c) Closing Certificate. The Administrative Agent shall have received (with the number of original counterparts requested by the Administrative Agent), a certificate of the Borrowers, dated the Closing Date, substantially in the form of Exhibit F, with appropriate insertions and attachments, satisfactory in form and substance to the Administrative Agent, executed by a Responsible Officer of the Borrowers.

(d) Corporate Proceedings of the Loan Parties. The Administrative Agent shall have received (with the number of original counterparts requested by the Administrative Agent), a copy of the resolutions, in form and substance satisfactory to the Administrative Agent, of the Board of Directors of each Loan Party authorizing (i) the execution, delivery and performance of this Agreement and the Loan Documents to which it is a party, (ii) the borrowings contemplated hereunder and (iii) the granting by it of the Liens created pursuant to the Loan Documents, certified by the Secretary or an Assistant Secretary of each Loan Party as of the Closing Date, which certificate shall be in form and substance reasonably satisfactory to the Administrative Agent and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

(e) Loan Party Incumbency Certificates. The Administrative Agent shall have received (with the number of original counterparts requested by the Administrative Agent), a certificate of each Loan Party, dated the Closing Date, as to the incumbency and signature of the officers of such Loan Party executing any Loan Document reasonably satisfactory in form and substance to the Administrative Agent, executed by the President or any Vice President and the Secretary or any Assistant Secretary of such Borrower.

(f) Corporate Documents. The Administrative Agent shall have received (with the number of original counterparts requested by the Administrative Agent), true and complete copies of the certificate of incorporation and by-laws of each Loan Party, certified as of the Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of such Loan Party. The Administrative Agent shall have received certificates from the appropriate Governmental Authority certifying as to the good standing, existence and authority of each of the Loan Parties in all jurisdictions where required by the Administrative Agent.

(g) Legal Opinions.

(i) The Administrative Agent shall have received the executed legal opinion of Andrews Kurth LLP, counsel to the Borrowers, in form and substance reasonably acceptable to the Administrative Agent.

(ii) The Administrative Agent shall have received such legal opinions as shall cover such other matters incident to the transactions contemplated by this Agreement and the other Loan Documents as the Administrative Agent may reasonably require.

(h) Consents, Licenses and Approvals. All governmental and third party approvals (including consents) necessary or, in the discretion of the Administrative Agent, advisable in connection with continuing operations of the Borrowers and the execution, delivery and performance of the Loan Documents shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby. The Administrative Agent shall have received, with a counterpart for each Lender, a certificate of the Loan Parties as to the foregoing.

(i) Due Diligence. The Administrative Agent and the Lenders shall have completed satisfactory due diligence review of the assets, liabilities, business, operations and condition (financial or otherwise) of the Borrowers, including, but not limited, to a review of their Oil and Gas Properties, and all legal, financial, accounting, governmental, environmental, tax and regulatory matters, and fiduciary aspects of the proposed financing.

(j) Legal Structure and Capitalization. The Administrative Agent and the Lenders shall be satisfied with the organization, corporate and legal structure and capitalization of the Borrowers and their Subsidiaries.

(k) Projections; Financial Statements. The Administrative Agent and the Lenders shall have received true and correct copies of the business and financial plan of EPPHC and its Subsidiaries for the fiscal year ending December 31, 2006 (the “Projections”), in form and substance satisfactory to the Administrative Agent. The Administrative Agent and the Lenders shall have received true and correct copies of the financial statements referred to in Section 5.1(a).

(l) Fees. The Technical Banks and the Lenders shall have received all fees and expenses required to be paid on or before the Closing Date pursuant to the Fee Letter and other arrangements and for which invoices have been presented.

(m) Representations and Warranties. Each of the representations and warranties made by each Borrower in or pursuant to the Loan Documents shall be true and correct on and as of such date as if made on and as of such date (unless such representations and warranties are stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date).

(n) No Default. No Default or Event of Default shall have occurred and be continuing on such date.

(o) No Material Adverse Effect. No event or events which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect shall have occurred since December 31, 2004.

(p) Insurance Certificates. Certificate(s) of insurance naming the Administrative Agent as loss payee to the extent of the Borrowing Base Properties or additional insured evidencing insurance which meets the requirements of this Agreement and the Security Documents and which is in amount, form and substance and from an issuer satisfactory to the Administrative Agent.

(q) Lien Searches. Results of lien, tax and judgment searches of the UCC Records of the Secretary of State and applicable counties of the States of Delaware and Texas from a source acceptable to the Administrative Agent and reflecting no Liens against any of the Borrowing Base Properties as to which perfection of a Lien is accomplished by the filing of a financing statement other than in favor of the Administrative Agent, other than Permitted Liens.

(r) Additional Matters. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received such other documents and legal opinions in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request.

6.2. Conditions to Effective Date of This Agreement. The Effective Date of this Agreement shall occur upon, and the Indebtedness of the Borrowers under the Existing Credit Agreement shall be deemed to be Indebtedness of the Borrowers outstanding under this Agreement upon, the satisfaction of the following conditions precedent:

(a) Loan Documents. The Administrative Agent shall have received (with the number of original counterparts requested by the Administrative Agent) (i) this Agreement, executed and delivered by a Responsible Officer of the Borrowers, (ii) a confirmation of Guarantee Agreements, executed and delivered by a Responsible Officer of each Guarantor thereto and (iii) a Note payable to the order of each Lender requesting a Note in the amount of its Commitment.

(b) Security Documents. The Administrative Agent shall have received (with the number of original counterparts requested by the Administrative Agent) (i) (a) Mortgage, executed and delivered by the Borrowers, covering the Borrowing Base Properties located in Rusk County, Texas (the Minden Field), together with the title work referred to in Section 4.16(d) above, and (ii) acknowledgment copies or other evidence of the proper filing of financing statements (Form UCC-1) under the Uniform Commercial Code of all jurisdictions to the extent necessary or desirable or required, in the reasonable judgment of the Administrative Agent, to perfect the security interests created or purported to be created by the Mortgage.

(c) Closing Certificate. The Administrative Agent shall have received (with the number of original counterparts requested by the Administrative Agent), a certificate of the Borrowers, dated the Closing Date, substantially in the form of Exhibit F, with appropriate insertions and attachments, satisfactory in form and substance to the Administrative Agent, executed by a Responsible Officer of the Borrowers.

(d) Corporate Proceedings of the Loan Parties. The Administrative Agent shall have received (with the number of original counterparts requested by the Administrative Agent), a copy of the resolutions, in form and substance satisfactory to the Administrative Agent, of the Board of Directors of each Loan Party authorizing (i) the execution, delivery and performance of this Agreement and the Loan Documents to which it is a party, (ii) the borrowings contemplated hereunder and (iii) the granting by it of the Liens created pursuant to the Loan Documents, certified by the Secretary or an Assistant Secretary of each Loan Party as of the Closing Date, which certificate shall be in form and substance reasonably satisfactory to the Administrative Agent and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

(e) Loan Party Incumbency Certificates. The Administrative Agent shall have received (with the number of original counterparts requested by the Administrative Agent), a certificate of each Loan Party, dated the Closing Date, as to the incumbency and signature of the officers of such Loan Party executing any Loan Document reasonably satisfactory in form and substance to the Administrative Agent, executed by the President or any Vice President and the Secretary or any Assistant Secretary of such Borrower.

(f) Legal Opinions.

(i) The Administrative Agent shall have received the executed legal opinion of Andrews Kurth LLP, counsel to the Borrowers, in form and substance reasonably acceptable to the Administrative Agent.

(ii) The Administrative Agent shall have received such legal opinions as shall cover such other matters incident to the transactions contemplated by this Agreement and the other Loan Documents as the Administrative Agent may reasonably require.

(g) Due Diligence. The Administrative Agent and the Lenders shall have completed satisfactory due diligence review of the assets, liabilities, business, operations and condition (financial or otherwise) of the Borrowers, including, but not limited, to a review of their Oil and Gas Properties, and all legal, financial, accounting, governmental, environmental, tax and regulatory matters, and fiduciary aspects of the proposed financing.

(h) Fees. The Technical Banks and the Lenders shall have received all fees and expenses required to be paid on or before the Closing Date pursuant to the Fee Letter and other arrangements and for which invoices have been presented.

(i) Representations and Warranties. Each of the representations and warranties made by each Borrower in or pursuant to the Loan Documents shall be true and correct on and as of such date as if made on and as of such date (unless such representations and warranties are stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date).

(j) No Default. No Default or Event of Default shall have occurred and be continuing on such date.

(k) No Material Adverse Effect. No event or events which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect shall have occurred since August 30, 2005.

(l) Additional Matters. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received such other documents and legal opinions in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request.

6.3. Conditions to Each Extension of Credit. The agreement of each Lender to make any Extension of Credit requested to be made by it on any date (including, without limitation, its initial Loans) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by each Loan Party in or pursuant to the Loan Documents shall be true and correct on and as of such date as if made on and as of such date (unless such representations and warranties are stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date).

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extensions of Credit requested to be made on such date.

(c) Maintenance of Borrowing Base. After giving effect to the Extensions of Credit requested to be made on any date, the Aggregate Credit Exposure of the Lenders shall not exceed the Borrowing Base then in effect.

(d) Maintenance of Collateral Coverage Ratio. The Collateral Coverage Ratio shall be at least 1.5 to 1.0.

(e) Material Adverse Effect. No event or events which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect shall have occurred and is continuing since the date of the previous Extension of Credit.

Each request for a Loan by, and Letter of Credit issued on behalf of, the Borrowers hereunder shall constitute a representation and warranty by the Borrowers as of the date thereof that the conditions contained in (a), (b), (c), (d) and (e) of this subsection have been satisfied.

6.4. Determinations Under Section 6. For purposes of determining compliance with the conditions specified in Section 6.1, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders if such Lender has executed and delivered its signature page to this Agreement to the Administrative Agent.

SECTION 7

AFFIRMATIVE COVENANTS

Each Borrower hereby agrees that, so long as the Commitments remain in effect, any Loan, or Letter of Credit or Note remains outstanding and unpaid or any amount is owing to any Lender or the Administrative Agent hereunder or under any other Loan Document, such Borrower shall and (except in the case of delivery of financial information, reports and notices) shall cause each Guarantor to:

7.1. Financial Statements. Furnish to the Administrative Agent and to each of the Lenders:

(a) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of EPPHC, a copy of EPPHC’s Form 10-K, as filed;

(b) as soon as available, but in any event not later than forty-five (45) days after the end of each of the first three quarterly fiscal periods of each fiscal year of EPPHC, a copy of EPPHC’s Form 10-Q, as filed;

all financial statements in such reports shall be complete and correct in all material respects and shall be prepared in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except for such changes in GAAP as approved by the Independent Auditors or a Responsible Officer, as the case may be, and disclosed therein).

(c) The electronic posting of any financial reports, notices or other items required to be furnished pursuant to Sections 7.1 or 7.2 on a website (www.elpaso.com) established by El Paso and accessible by the Lenders shall constitute delivery for all purposes of Sections 7.1 or 7.2 provided that EPPHC shall provide each Lender with notice that a financial report has been posted on such website.

7.2. Certificates; Other Information. Furnish to the Administrative Agent and to each of the Lenders:

(a) concurrently with the delivery of the financial statements referred to in subsections 7.1(a) and (b), (i) a certificate of a Responsible Officer of EPPHC stating that, to the best of such officer’s knowledge, during such period the Borrowers have observed or performed all of their covenants (and setting forth the calculations used to determine compliance with the covenants set forth in subsection 8.1) and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to be observed, performed or satisfied by it, and that such officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, and (ii) if there are any Unrestricted Subsidiaries, such financial statements restated to show the financial condition and results of EPPHC and its Restricted Subsidiaries;

(b) within five days after the same are filed, copies of all financial statements and reports on Form 8-K, if any, and all definitive proxy statements which EPPHC may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority;

(c) promptly upon receipt thereof, copies of all final reports and management letters submitted to EPPHC by the Independent Auditors in connection with any interim or special audit of the books or operations of EPPHC made by such Auditors;

(d) together with any Reserve Report delivered pursuant to Section 4.9(b), (i) a schedule identifying as of June 30 or December 31, as applicable, each Hedging Agreement as to which the Borrowers are bound, and setting forth the names of the parties thereto and of any guarantees thereof, and (ii) a schedule demonstrating that the Collateral Coverage Ratio is at least 1.5 to 1.0, such schedule to set forth the location and filing information of the recorded Mortgages and the PV-10 Value of the Borrowing Base Properties;

(e) within 30 days following the end of each fiscal year, annual cash flow projections for the subsequent fiscal year of EPPHC and its Restricted Subsidiaries, including quarterly production volumes, revenues, expenses, taxes and budgeted capital expenditures; and

(f) promptly, such additional financial and other information concerning the Borrowers as any Lender (acting through the Administrative Agent) may from time to time reasonably request.

7.3. Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent (following the lapse of any applicable cure period), as the case may be, all of its obligations of whatever nature, including, without limitation, taxes, assessments, fees and other governmental charges, except where (x) the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the applicable Loan Party, or (y) the failure to pay, discharge or otherwise satisfy such obligations, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

7.4. Conduct of Business and Maintenance of Existence; Compliance with Law and Contractual Obligations. Continue to engage in business of the same general type as now conducted by it and preserve, renew and keep in full force and effect its corporate existence; take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except as otherwise permitted by subsection 8.5 and comply with all Contractual Obligations and Requirements of Law, in each case except to the extent that failure to comply therewith could not reasonably be expected to have, in the aggregate, a Material Adverse Effect.

7.5. Maintenance of Properties; Insurance. Maintain all Properties useful and necessary in its business in accordance with past practices and customary industry norms, (x) ordinary wear and tear and (y) casualty events which could not reasonably be expected to have a Material Adverse Effect excepted; maintain or cause to maintain with financially sound and reputable insurance companies (or through self-insurance), property damage and liability insurance of such types, in such amounts and against such risks as is customary to be maintained by companies engaged in the same or a similar business in the same general area; and furnish to the Administrative Agent, upon written request, full information as to the insurance carried.

7.6. Inspection of Property; Books and Records; Discussions. Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of any Lender to visit and inspect any Borrowing Base Properties operated by it (provided the Lender’s representatives shall comply with all safety procedures and precautions required by the Borrowers while on any Oil and Gas Properties of any Borrower), and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be requested through the Administrative Agent and to discuss the business, operations, properties and financial and other condition of the Borrowers with officers of the Borrowers and with their Independent Auditors, in the presence of a Responsible Officer of the Borrowers.

7.7. Notices. Promptly give notice to the Administrative Agent of:

(a) an officer of the Borrower obtaining knowledge of the occurrence of any Event of Default that is continuing;

(b) an officer of the Borrower obtaining knowledge of any (i) material default or event of default under any material Contractual Obligation of any Loan Party or (ii) material litigation, investigation or proceeding which may exist at any time between any Loan Party and any Governmental Authority;

(c) an officer of the Borrower obtaining knowledge of any litigation or proceeding affecting any of Borrowers involving in the aggregate a liability (to the extent not paid or covered by insurance) of $25,000,000.00 or more which could reasonably be expected to result in an adverse judgment not covered by insurance or in which injunctive or similar relief is sought;

(d) the following events, as soon as possible and in any event within 30 days after a Borrower knows thereof: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan;

(e) the acquisition or creation of any Subsidiary, including whether EPPHC designates such Subsidiary as an Unrestricted Subsidiary; and

(f) an officer of the Borrower obtaining knowledge of any event or circumstance which has had or may reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this subsection shall be accompanied by a statement of the officer setting forth details of the occurrence referred to therein and stating what action the Borrower has taken or proposes to take with respect thereto.

7.8. Environmental Laws. (a) Except as set forth in Schedule 5.17 or as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (i) comply with all Environmental Laws, and obtain, comply with and maintain any and all Environmental Permits necessary for its operations as conducted and as planned; and (ii) take all reasonable efforts to ensure that all of its tenants, subtenants, contractors, subcontractors, and invitees comply with all Environmental Laws, and obtain, comply with and maintain any and all Environmental Permits, applicable to any of them.

(a) Except as set forth in Schedule 5.17 or to the extent that the failure to comply could not reasonably be expected to give rise to a Material Adverse Effect, comply with all orders and directives of all Governmental Authorities regarding Environmental Laws, other than such orders and directives as to which an appeal or other appropriate action to contest such order or directive has been timely and properly taken in good faith.

(b) Prior to acquiring any ownership or leasehold interest in real property or other interest in any real property that could give rise to the Borrower being subject to potential significant liability under or violations of any Environmental Law, which potential liabilities or violations, if incurred, could reasonably be expected to have a Material Adverse Effect: (i) notify the Administrative Agent; and (ii) if requested by the Administrative Agent, provide to the Administrative Agent a written report by an environmental consultant reasonably acceptable to the Administrative Agent assessing the presence or potential presence of significant levels of any Materials of Environmental Concern on, under, in, or about the property, or of other conditions that could give rise to potentially significant liability or violations of any Environmental Law.

7.9. Additional Collateral. (a) With respect to any Person that, subsequent to the Closing Date, becomes a Domestic Restricted Subsidiary, promptly (i) cause such Person to become a party to a Guarantee Agreement and (ii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions as to the validity and enforceability of such Subsidiary’s guarantee, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(a) With respect to a Borrower that, subsequent to the Closing Date, acquires any Properties that are proposed to be Borrowing Base Properties, promptly execute and deliver to the Administrative Agent Mortgages or amendments to Mortgages presently in force granting security interests and Liens to the Administrative Agent, for the ratable benefit of the Secured Parties, in such Properties.

7.10. Maintenance and Operation of Properties. Except to the extent that the failure to comply could not reasonably be expected to have a Material Adverse Effect and consistent with the standards of a reasonably prudent operator under the same circumstances:

(a) Maintain, develop, and operate the Oil and Gas Properties that are operated by any Loan Party in a good and workmanlike manner, and observe and comply with all of the terms and provisions, express or implied, of all oil and gas leases relating to such Properties so long as the oil and gas leases are capable of producing Hydrocarbons in quantities and at prices providing for continued efficient and profitable operation of business;

(b) Comply in all material respects with all contracts and agreements applicable to or relating to Oil and Gas Properties of any Loan Party or the production and sale of Hydrocarbons therefrom;

(c) At all times, maintain, preserve, and keep all operating equipment used with respect to the Oil and Gas Properties that are operated by any Loan Party in proper repair, working order and condition, and make all necessary or appropriate repairs, renewals, replacements, additions and improvements thereto so that the efficiency of the operating equipment shall at all times be properly preserved and maintained, provided that no item of operating equipment need be so repaired, renewed, replaced, added to or improved, if such Loan Party shall in good faith determine that the action is not necessary for such Person’s continued efficient and profitable operation of business.

(d) With respect to Oil and Gas Properties which are operated by operators other than a Loan Party, seek to enforce the operators’ contractual obligations to maintain, develop, and operate such Properties subject to the applicable operating agreements to the extent it is commercially reasonable to do so.

(e) If and when any of the wells located on the Oil and Gas Properties of any Loan Party ceases producing Hydrocarbons in paying quantities and is of no further use and a Loan Party is required to do so under any agreement or law, said Loan Party will plug and abandon, or cause to be plugged and abandoned, any and all such wells in accordance in all material respects with applicable local, state and/or federal laws and regulations then in force and regulating the plugging of Hydrocarbon wells.

7.11. Collateral Coverage. At all times the Borrower will maintain a Collateral Coverage Ratio of at least 1.5 to 1.0. Failure to maintain a Collateral Coverage Ratio of at least 1.5 to 1.0 shall not be considered a Default or an Event of Default provided the Borrower complies with Section 4.10(c) on a timely basis.

7.12. Further Assurances. Upon the request of the Administrative Agent, promptly perform or cause to be performed any and all acts and execute or cause to be executed any and all documents (including, without limitation, financing statements and continuation statements) for filing under the provisions of the Uniform Commercial Code or any other Requirement of Law which are necessary or advisable to maintain in favor of the Administrative Agent, for the benefit of the Lenders, Liens on the Oil and Gas Properties subject to the Mortgages that are duly perfected in accordance with all applicable Requirements of Law.

SECTION 8

NEGATIVE COVENANTS

Each Borrower hereby agrees that, so long as the Commitments remain in effect, any Loan, Letter of Credit or any Note remains outstanding and unpaid or any amount is owing to any Lender or the Administrative Agent hereunder or under any other Loan Document, such Borrower shall not, and shall not (except with respect to subsection 8.1) permit any Guarantor, to:

8.1. Financial Covenant Conditions

(a) Interest Coverage Ratio. Permit the Interest Coverage Ratio as of the last day of any fiscal quarter of EPPHC to be less than 2.0 to 1.0.

(b) Debt Leverage Ratio. Permit the Debt Leverage Ratio as of the last day of any fiscal quarter of EPPHC to be greater than 4.50 to 1.0, for the period of the first four consecutive fiscal quarters ended following the Closing Date, and 4.0 to 1.0 with respect to each fiscal quarter ending thereafter.

8.2. Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness of the Borrower or any Guarantor under any Loan Document;

(b) Indebtedness outstanding on the date hereof and listed on Schedule 8.2 (including, without limitation, the Senior Notes) and any refinancings, refundings, renewals or extensions thereof on terms and conditions not more restrictive than the original Indebtedness;

(c) Indebtedness of any Borrower under Hedging Agreements entered into in the ordinary course of business of such Borrower and not for speculative purposes, including Commodity Hedging Agreements permitted under subsection 8.15;

(d) Indebtedness of any Loan Party issued or owed to any other Loan Party, provided that no Default, Event of Default, Borrowing Base Deficiency, or Collateral Value Deficiency exists on the date that such Indebtedness is created;

(e) [Reserved]

(f) Obligations in respect of completion bonds, performance bonds, bid bonds, appeal bonds, surety bonds, insurance obligations or bonds and similar bonds and obligations incurred by any Loan Party in the ordinary course of business and any guarantees or letters of credit functioning as or supporting any of the foregoing bonds or obligations;

(g) Subordinated Indebtedness that is issued on terms which are satisfactory to the Administrative Agent and the Required Lenders with respect to provisions regarding maturity, covenants, events of default and subordination language, provided that after giving effect to the issuance of such Subordinated Indebtedness, the Borrower is in compliance with the covenants contained in subsection 8.1 hereof;

(h) Guarantee Obligations permitted by subsection 8.4;

(i) Indebtedness incurred to finance the acquisition of equipment, provided that the amount of such Indebtedness does not exceed the purchase price of such equipment as applicable; and

(j) Indebtedness of any Loan Party created, incurred or assumed after the date hereof not otherwise permitted pursuant to this subsection 8.2, provided that (i) after taking into account the aggregate principal amount of such Indebtedness, the Debt Leverage Ratio on the day such Indebtedness is incurred shall not be greater than 3.5 to 1.0, and (ii) on the day such Indebtedness is incurred no Default, Event of Default, Borrowing Base Deficiency, or Collateral Value Deficiency shall have occurred and be continuing.

8.3. Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of their property, assets or revenues, whether now owned or hereafter acquired, except for the following (and each of the following are collectively referred to herein as “Permitted Liens”):

(a) Liens for taxes, assessments or other governmental charges or levies not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or any Loan Parties, in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, landlords’, repairmen’s or other like Liens arising in the ordinary course of business securing obligations which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings, which proceedings would have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

(c) pledges or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits and letters of credit made to secure the performance of bids, tenders, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance and return-of-money bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) easements, rights-of-way, servitudes, permits, reservations, exceptions, covenants and other restrictions as to the use of real property and other similar encumbrances incurred in the ordinary course of business which, with respect to all of the foregoing, do not secure the payment of Indebtedness of the type described in clauses (a)-(d) of the definition thereof and which do not materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of any Loan Party;

(f) Liens in existence on the date hereof listed on Schedule 8.3, provided that no such Lien encumbers Borrowing Base Property and is amended after the date of this Agreement to cover any additional Property or to secure additional Indebtedness and that the amount of Indebtedness secured thereby is not increased;

(g) Liens created pursuant to the Security Documents and other Liens created after the date hereof and securing Indebtedness hereunder or under any other Loan Document;

(h) Liens reserved in customary oil, gas and/or mineral leases for royalties, bonus or rental payments and for compliance with the terms of such leases and Liens reserved in customary operating agreements, farm-out and farm-in agreements, exploration agreements, development agreements and other similar agreements for compliance with the terms of such agreements, to the extent that (x) any such Lien referred to in this clause (h) does not materially impair the use or value of the property subject to such Lien for the purposes for which such property is held, and (y) in the case of customary operating agreements, farm-out and farm-in agreements, exploration agreements, development agreements and other similar agreements, the amount of any obligations secured thereby that are delinquent, that are not diligently contested in good faith and for which adequate reserves are not maintained by the Borrower or any Guarantor, as the case may be, do not exceed, at any time outstanding, the amount owing by the Borrower or any Guarantor, as applicable, for ninety (90) days’ billed operating expenses or other expenditures attributable to such entity’s interest in the Property covered thereby;

(i) defects, irregularities and deficiencies in the title of any rights of way or other Property of any Loan Party which in the aggregate do not materially impair the use of such rights of way or other property for the purposes for which such rights of way and other Property are held by such Loan Party, and defects, irregularities and deficiencies in title to any property of any Loan Party of the Borrower, which defects, irregularities or deficiencies have been cured by possession under applicable statutes of limitation;

(j) royalties, overriding royalties, revenue interests, net revenue interests, production payments and advance payment obligations (other than obligations in respect of advance payments received in connection with the incurrence of Indebtedness), provided that the value of the Oil and Gas Properties shown on the Borrower’s Reserve Reports is net of such Liens;

(k) any Lien securing Indebtedness, neither assumed nor guaranteed by any Loan Party nor on which it customarily pays interest, existing upon real estate or rights in or relating to real estate acquired by any Loan Party for substation, metering station, pump station, storage gathering line, transmission line, transportation line, distribution line or for right-of-way purposes, and any Liens reserved in leases for rent and for compliance with the terms of the leases in the case of leasehold estates, to the extent that any such Lien referred to in this paragraph (k) does not materially impair the use or value of the property subject to such Lien for the purposes for which such property is held;

(l) judgment and other similar Liens arising in connection with court proceedings, provided that the judgment relating thereto shall have been stayed or bonded pending appeal, provided that no such Lien shall encumber any Borrowing Base Property;

(m) Liens arising out of all presently existing and future division and transfer orders, advance payment agreements, processing contracts, gas processing plant agreements, operating agreements, gas balancing or deferred production agreements, pooling, unitization or communitization agreements, pipeline, gathering or transportation agreements, platform agreements, drilling contracts, injection or repressuring agreements, cycling agreements, construction agreements, salt water or other disposal agreements, leases or rental agreements, farm-out and farm-in agreements, exploration and development agreements, and any and all other contracts or agreements covering, arising out of, used or useful in connection with or pertaining to the exploration, development, operation, production, sale, use, purchase, exchange, storage, separation, dehydration, treatment, compression, gathering, transportation, processing, improvement, marketing, disposal or handling of any property of any Loan Party, provided that such agreements are entered into in the ordinary course of business and when entered into contain terms customary for such agreements in the industry and provided further that no Liens described in this paragraph (m) shall be granted or created in connection with the incurrence of Indebtedness;

(n) customary preferential rights to purchase and calls on productions by sellers relating to any of the Borrowing Base Properties;

(o) any Liens existing on any Oil and Gas Properties prior to the acquisition thereof by any Loan Party or existing on any Property of any Person that becomes a Loan Party prior to the time such Person becomes a Loan Party; provided that (i) such Liens are not created in contemplation of or in connection with such acquisition or such Person becoming a Loan Party, as the case may be, (ii) such Liens shall not encumber any other Oil and Gas Properties of the Loan Party making such acquisition, (iii) such Liens shall not encumber any Borrowing Base Properties, and (iv) the Indebtedness secured by such Liens may remain outstanding pursuant to Section 8.2(j);

(p) any Liens securing Indebtedness of any Loan Party incurred pursuant to Section 8.2(j) to finance the acquisition of any Oil and Gas Properties or any Person owning Oil and Gas Properties, provided that (i) such Liens are created substantially simultaneously with such acquisition or within 180 days thereafter, (ii) such Liens shall not at any time encumber any other Oil and Gas Properties other than the Oil and Gas Properties so acquired or the Oil and Gas Properties of the Person so acquired, as the case may be, (iii) such Liens shall not encumber any Borrowing Base Properties, and (iv) the Indebtedness secured by such Liens, together with any existing Liens encumbering such Oil and Gas Properties does not exceed 60% of the purchase price (plus assumed debt) of acquiring such Oil and Gas Properties or such Person, as the case may be;

(q) [Reserved]

(r) Liens not expressly permitted by this subsection 8.3 securing any Indebtedness permitted by subsection 8.2(c), (i) or (j) provided that (i) no such Lien shall encumber any Borrowing Base Properties, and (ii) at the time of incurrence, the outstanding principal amount of the Indebtedness secured by such Liens may not exceed 10% of the PV-10 Value of the Loan Parties’ Oil and Gas Properties.

8.4. Limitation on Guarantee Obligations. Create, incur, assume or suffer to exist any Guarantee Obligation except (a) Guarantee Obligations in existence on the date hereof and listed on Schedule 8.4, (b) Guarantee Obligations arising under the Loan Documents, (c) Guarantee Obligations with respect to Indebtedness permitted by subsection 8.2 (other than subsection (h) thereof), (d) Guarantee Obligations incurred by any Loan Party with respect to any obligations or liabilities of a Loan Party, so long as the incurring of such obligations or liabilities is not prohibited by Section 8.2 hereof, and (e) Guarantee Obligations issued by any Loan Party in the ordinary course of business of obligations of other Persons (other than in respect of Indebtedness) in connection with current oil and gas drilling, oil and gas production, oil and gas transportation, crude oil purchasing, oil and gas exploration or other similar programs or operations, and (f) Guarantee Obligations of a Person existing at the time such Person becomes a Subsidiary that were not created in contemplation of such event, so long as the incurrence of such obligations or liabilities is not prohibited by Section 8.2 hereof.

8.5. Limitation on Fundamental Change. Enter into any merger, consolidation or amalgamation as a constituent party, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, or make any material change in its present method of conducting business except:

(a) any Subsidiary of EPPHC (including a Foreign Subsidiary) may be merged or consolidated with or into a Loan Party (provided that such Loan Party shall be the continuing or surviving corporation);

(b) any Subsidiary of EPPHC may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to a Loan Party;

(c) any Guarantor may merge into any other Loan Party or may dissolve and transfer all of its assets and liabilities to another Loan Party;

(d) any Borrower may merge into any other Borrower; or

(e) transactions contemplated pursuant to a Reorganization Plan consented to by the Lenders.

8.6. Limitation on Sale of Assets. Convey, sell, lease, assign, transfer or otherwise dispose of any of their Oil and Gas Properties (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, except:

(a) the sale of inventory (including Hydrocarbons or other mineral products or surplus) in the ordinary course of business;

(b) Dispositions of Oil and Gas Properties not constituting Proved Reserves pursuant to farm-ins and farm-outs and transfers of royalty interests, overriding royalty interests, net revenue interests and other similar transfers, all pursuant to exploration and development activity in the ordinary course of business of the Borrowers and their Subsidiaries;

(c) the Disposition of Oil and Gas Properties not constituting Borrowing Base Properties, provided that if the aggregate PV-10 Value (determined by reference to the most recent Reserve Report) of such Disposition and other Dispositions since the most recent Redetermination Date minus the PV-10 Value of all Oil and Gas Properties not constituting Borrowing Base Properties acquired by the Loan Parties since such Redetermination Date exceeds an amount equal to 10% of the PV-10 Value of the Loan Parties’ Oil and Gas Properties, the Technical Banks may elect to redetermine the Borrowing Base in accordance with the procedures set forth in subsection 4.9 as if a Borrower Redetermination Notice had been provided prior to such Disposition;

(d) the Disposition of any Borrowing Base Properties, provided that if the aggregate PV-10 Value (determined by reference to the most recent Reserve Report) of such Dispositions between Borrowing Base Redeterminations exceeds $25,000,000.00, the Borrowing Base shall automatically be redetermined prior to such Disposition in accordance with the procedures set forth in subsection 4.9 as if a Borrower Redetermination Notice had been provided prior to such Disposition. In any event, the Disposition of Borrowing Base Property may result in a mandatory reduction in the Borrowing Base pursuant to subsection 4.9(f).

8.7. Limitation on Dividends. Declare or pay any dividend on (other than dividends payable solely in common stock of any Borrower), or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of any shares of any class of Capital Stock of any Loan Party or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of such Loan Party, except that:

(a) a Loan Party may declare and pay dividends to or make other distributions to another Loan Party;

(b) EPPHC may declare and pay dividends or make other distributions of property from the net proceeds received by EPPHC from the issuance or sale of its Capital Stock;

(c) provided no Default, Event of Default, Borrowing Base Deficiency or Collateral Value Deficiency shall have occurred and be continuing, EPPHC may declare and pay dividends or make other distributions of property with respect to any fiscal year (but no later than 120 days after the end of such fiscal year) in an amount that does not exceed the sum of (i) the Available Distribution Amount, plus (ii) the net proceeds of any equity offering or contribution of equity, in each case received by a Loan Party during such fiscal year, plus (iii) 100% of Free Cash Flow of the Loan Parties accrued during such fiscal year, minus (iv) Free Cash Flow and capital contributions used to repay Indebtedness pursuant to Section 8.9(z).

8.8. Limitation on Investments, Loans and Advances. Make any advance, loan, extension of credit or capital contribution to, or incur any Guarantee Obligation on behalf or for the benefit of, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment (including by the issuance of letters of credit) in (collectively, “Investments”), any Person, except:

(a) extensions of trade credit in the ordinary course of business;

(b) investments in Cash Equivalents;

(c) loans and advances to officers and employees of the Borrowers and their Subsidiaries for travel, entertainment and relocation expenses in the ordinary course of business in an aggregate amount for the Borrowers and their Subsidiaries not to exceed $1,000,000 at any one time outstanding;

(d) investments, loans or advances, the material details of which have been set forth on Schedule 8.8;

(e) so long as no Default or Event of Default shall have occurred and be continuing, Investments by any Loan Party, Subsidiary or Affiliate in which EPPHC has a direct or indirect investment in any other Loan Party, Subsidiary or Affiliate in which EPPHC has a direct or indirect investment;

(f) acquisitions and investments made or entered into in connection with the Oil and Gas Business;

(g) transactions expressly permitted or contemplated under subsection 8.2 (provided, that no loans may be made by any Borrower pursuant to subsection 8.2(g) at any time when a Default, Event of Default, Borrowing Base Deficiency or Collateral Value Deficiency shall have occurred and be continuing);

(h) provided no Default, Event of Default, Borrowing Base Deficiency, or Collateral Value Deficiency shall have occurred and is continuing, additional loans or advances made on a revolving basis to El Paso Corporation under the Cash Management Program up to a maximum outstanding amount of $125,000,000; and

(i) Investments not otherwise permitted hereunder in an amount at any time not in excess of $10,000,000.

8.9. Limitation on Payments and Modifications of Debt Instruments, Other Documents. (a) Make any voluntary payment or prepayment on or redemption, defeasance or purchase of (i) any Indebtedness (other than Indebtedness under this Agreement) which has an aggregate principal amount in excess of $5,000,000 or (ii) any Subordinated Indebtedness other than, provided that no Event of Default, Borrowing Base Deficiency, or Collateral Value Deficiency has occurred and is continuing, principal with respect thereto and interest thereon, or (b) amend, modify or change, or consent or agree to any material amendment, modification or change to any of the payment, redemption, prepayment or similar economic terms (including the subordination provisions) of any such Indebtedness described in clauses (i) or (ii) immediately preceding (other than any such amendment, modification or change which would extend the maturity or reduce the amount of any payment of principal thereof or which would reduce the rate or extend the date for payment of interest thereon). Notwithstanding any contrary provision in this Section 8.9, EPPHC may:

(w) prepay or purchase any outstanding Senior Notes provided that prior to the date of such prepayment or purchase the Borrowing Base shall be redetermined in accordance with the procedures set forth in subsection 4.9 which would have applied had a Borrower Redetermination Notice or a Lender Redetermination Notice;

(x) prepay or purchase any outstanding Senior Notes in connection with an otherwise permitted refinancing of such Senior Notes;

(y) provided no Default, Event of Default, Borrowing Base Deficiency or Collateral Value Deficiency shall have occurred and be continuing, pay principal with respect to and interest on Indebtedness owed to El Paso Corporation; provided, however, that such Indebtedness was incurred on a revolving basis and the amount of such revolving Indebtedness outstanding at any time does not exceed $125,000,000; and

(z) provided no Default, Event of Default, Borrowing Base Deficiency or Collateral Value Deficiency shall have occurred and be continuing, pay principal with respect to and interest on Indebtedness owed to El Paso Corporation (other than Indebtedness described in clause (y) above) in an amount that does not exceed the sum of (i) 100% of Free Cash Flow for the fiscal year in which such payment is made, and (ii) capital contributions made to EPPHC for the fiscal year in which such payment is made.

8.10. Limitation on Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate (other than transactions between or among the Borrower and its Guarantors) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of the Borrower’s or the Guarantor’s business and (c) upon fair and reasonable terms no less favorable to the Borrower or the Guarantor, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate or, in the event no comparable transaction with an unaffiliated Person is available, on terms that are fair from a financial point of view to the Borrower or Guarantor provided, however, this subsection 8.10 shall not apply to (i) the payment of reasonable and customary fees to directors of the Borrower who are not employees of the Borrower; (ii) loans or advances made pursuant to subsection 8.8(c); (iii) any other transaction with any employee, officer or director of the Borrower pursuant to drilling arrangements, exploration and production arrangements, Plans, compensation or other similar arrangements entered into the ordinary course of business and approved by a majority of the disinterested members of the Board of Directors of the Borrower; or (iv) transactions in effect on the Closing Date including material transactions involving the production, sale or transportation of Hydrocarbons which have been disclosed to the Lenders and which do not have a Material Adverse Effect.

8.11. Limitation on Changes in Fiscal Year. Permit the fiscal year of EPPHC to end on a day other than December 31.

8.12. Limitation on Negative Pledge Clauses. Enter into with any Person any agreement, other than this Agreement or the Indenture (including any new indenture which results from an otherwise permitted refinancing of the Senior Notes), which prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired.

8.13. Limitation on Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Loan Parties are engaged on the date of this Agreement or which are directly related thereto or to the Oil and Gas Business.

8.14. Forward Sales. Except in accordance with ordinary practice in the Oil and Gas Business, enter into or permit to exist any advance payment agreement or other arrangement pursuant to which the Borrower or any of its Subsidiaries, having received full or substantial payment of the purchase price for a specified quantity of Hydrocarbons from any of the Borrowing Base Properties upon entering such agreement or arrangement, is required to deliver, in one or more installments subsequent to the date of such agreement or arrangement, such quantity of Hydrocarbons pursuant to and during the terms of such agreement or arrangement.

8.15. Hedging Agreements. Enter into any Hedging Agreement after the Closing Date, other than Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which any Loan Party is exposed in the conduct of its business or the management of its liabilities, and provided that with respect to all Commodity Hedging Agreements (without duplication) (i) for oil, the total volumes to be hedged shall not exceed 85% of expected oil production of the Loan Parties for the twenty-four month period commencing at the time of such hedging, and 60% for any subsequent twelve month period (determined by reference to the most recent Reserve Report) and (ii) for gas, the total volumes to be hedged for any twenty-four month period shall not exceed 85% of expected gas production of the Loan Parties for the twenty-four month period commencing at the time of such hedging and 60% for any subsequent twelve month period (determined by reference to the most recent Reserve Report).

SECTION 9

EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) The Borrowers shall fail to pay any principal of any Loan when due in accordance with the terms thereof or hereof; or the Borrowers shall fail to pay any interest on any Loan, or any other fee, Reimbursement Obligation or other amount payable hereunder, within three (3) Business Days after any such amount becomes due in accordance with the terms thereof or hereof; or

(b) Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(c) Any Borrower shall default in the observance or performance of any agreement applicable to it contained in subsections 4.10, 7.7(a) or 7.9 or Section 8 of this Agreement; or

(d) Any Borrower shall default in the observance or performance of any other agreement applicable to it contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 consecutive days; or

(e) Any Borrower shall (i) default in any payment of principal of or interest on any Indebtedness, including without limitation the Senior Notes (excluding the Loans or any guarantee thereof), or in the payment of any Guarantee Obligation, which default shall continue after the applicable grace period, if any, provided in the instrument or agreement under which such Indebtedness or Guarantee Obligation was created; provided that the aggregate principal amount of such Indebtedness and Guarantee Obligations equals or exceeds $25,000,000; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness (including without limitation the Indenture) or Guarantee Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, which default shall continue after the applicable grace period, if any, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Guarantee Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or such Guarantee Obligation to become payable, provided that the aggregate principal amount of all such Indebtedness and Guarantee Obligations which would then become due and payable would equal or exceed $25,000,000; or

(f) (i) Any Borrower shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or such Borrower shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against such Borrower any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against such Borrower any case, proceeding or other action seeking issuance of a warrant of attachment, execution, restraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) such Borrower shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) such Borrower shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(h) One or more judgments or decrees shall be entered against any Borrower involving in the aggregate a liability (to the extent not paid or covered by insurance) of $25,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal (or otherwise paid or satisfied in full) within 90 days after the entry thereof; or

(i) A material provision of any Loan Document or the guarantee of any of the Guarantors under a Guarantee Agreement shall cease, for any reason, to be in full force and effect, or any Loan Party, any of their Affiliates, or any officer or employee of any of the foregoing, shall so assert; or

(j) The subordination provisions contained in any Subordinated Indebtedness shall cease, for any reason, to be in full force and effect, or any Loan Party that is a party thereto or holders of at least 25% of the aggregate principal amount of such Subordinated Indebtedness shall so assert in writing; or

(k) Any Lien created by any Security Document shall cease to be enforceable and of the same effect and priority purported to be created thereby other than because of a release permitted hereunder signed by the Administrative Agent; or

(l) A Change of Control shall occur; or

(m) Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any material portion (such materiality determined by reference to the Borrower and its Subsidiaries taken as a whole) of the Property of the Borrower or any Guarantor;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) of this Section, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued and unpaid interest thereon) and all other amounts owing under this Agreement (including, without limitation, all Letter of Credit Outstandings, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by written notice to the Borrowers, declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by written notice to the Borrowers, declare the Loans hereunder (with accrued and unpaid interest thereon) and all other amounts owing under this Agreement (including, without limitation, all Letter of Credit Outstandings, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable.

With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, the Borrowers shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then unexpired amount that is available to be drawn under such Letters of Credit. The Borrowers hereby grant to the Administrative Agent, for the benefit of the Issuing Lender and the L/C Participants, a security interest in such cash collateral to secure all obligations of the Borrowers under this Agreement and the other Loan Documents. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired, been cancelled or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrowers hereunder and under the Notes. After all such Letters of Credit shall have expired, been cancelled or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrowers hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrowers. The Borrowers shall execute and deliver to the Administrative Agent, for the account of the Issuing Lender and the L/C Participants, such further documents and instruments as the Administrative Agent may reasonably request to evidence the creation and perfection of the within security interest in such cash collateral account. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

SECTION 10

THE ADMINISTRATIVE AGENT

10.1. Appointment. Each Lender hereby irrevocably designates and appoints Fortis as Administrative Agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

10.2. Delegation of Duties

. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

10.3. Exculpatory Provisions. None of the Technical Banks nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

10.4. Reliance by Administrative Agent

. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Loan Parties), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, where unanimous consent of the Lenders is expressly required hereunder, such Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, where unanimous consent of the Lenders or the Required Lenders is expressly required hereunder, such Lenders or Required Lenders, as applicable), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

10.5. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

10.6. Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of any Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of each Loan Party and made its own decision to make its Extensions of Credit hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of each Loan Party. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

10.7. Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation the Borrower to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the obligations under this Agreement) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Administrative Agent’s gross negligence or willful misconduct. The agreements in this subsection shall survive the payment of all obligations under this Agreement and all other amounts payable hereunder.

10.8. Administrative Agent in Its Individual Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though the Administrative Agent were not the Administrative Agent hereunder and under the other Loan Documents. With respect to the Extensions of Credit made by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

10.9. Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent, with the consent of the Borrowers (such consent not to be unreasonably withheld or delayed), shall succeed to the rights, powers and duties of the Administrative Agent hereunder. Effective upon such appointment and approval, the term “Administrative Agent” shall mean such successor agent, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents. The Administrative Agent may be removed at any time with or without cause by the Required Lenders (which for this purpose, shall not include the Loans or Commitments of the Administrative Agent), provided that on the effectiveness of such removal the Obligations owing to such Administrative Agent as a Lender are repaid in full and as an Issuing Lender are cash collateralized or otherwise secured. If the Administrative Agent is removed, the procedures set forth in this Section 10.9 shall apply in appointing a successor Administrative Agent.

10.10. Issuing Lender. The provisions of this Section 10 applicable to the Administrative Agent shall apply to the Issuing Lender in the performance of its duties under the Loan Documents, mutatis mutandis.

10.11. Others. None of the Joint Lead Arrangers, the Joint Bookrunners, the Syndication Agent, nor the Documentation Agents, in such respective capacities, shall have any duties or responsibilities, or incur any liabilities, under this Agreement or the other Loan Documents.

10.12. Hedging Arrangements. To the extent any Affiliate of a Lender is a party to a Hedging Agreement with the Borrowers and thereby becomes a beneficiary of the Liens described in Section 4.16 hereof pursuant to the Security Documents, such Affiliate of a Lender shall be deemed to appoint the Administrative Agent its nominee and agent, to act for and on behalf of such Affiliate in connection with the Security Documents and to be bound by the terms of this Section 10.

SECTION 11

MISCELLANEOUS

11.1. Amendments and Waivers. Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this subsection. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the applicable Loan Parties written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the applicable Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) reduce the principal amount, or extend the scheduled date of final maturity, of any Loan, or reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof or increase the principal amount or extend the expiration date of any Lender’s Commitments, or change the limits on Letter of Credit Outstandings as set forth in subsection 3.1(a)(i), in each case without the consent of each Lender affected thereby, (ii) amend, modify or waive the definition of Technical Lenders, any provision of Section 4.9, Section 4.10, Section 4.16, or Section 7.11 without the written consent of each Lender, (iii) amend, modify or waive any provision of this subsection or reduce the percentage specified in the definition of Required Lenders (or modify any provision of this Agreement or any other Loan Document to provide that an action currently requiring the approval of or consent by the Required Lenders may be taken with the consent or approval by a lower percentage of Lenders), or consent to the assignment or transfer by any Loan Party of any of its rights and obligations under this Agreement and the other Loan Documents other than in accordance with the terms of the applicable Loan Documents, in each case without the written consent of all the Lenders, (iv) release, or subordinate the interest of the Administrative Agent in, any of the collateral for the Obligations hereunder (except as specifically provided herein) or release any of the Guarantors from their respective obligations under the Guarantee Agreement without the written consent of each Lender, (v) change subsection 4.8(a) or subsection 11.7(a) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (vi) amend, modify or waive any provision of Section 10 without the written consent of the then Administrative Agent and Issuing Lender, or (vii) amend, modify or waive any provision of this Agreement or any other Loan Document prior to the initial Borrowing Date without the written consent of each Lender. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

11.2. Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) in the case of delivery by hand or by courier service, when delivered, (b) in the case of delivery by mail, three Business Days after being deposited in the mails, postage prepaid, or (c) in the case of delivery by facsimile transmission, when sent and receipt has been confirmed, addressed as follows in the case of the Borrowers, the Administrative Agent, and the other Technical Banks or to such other address as may be hereafter notified by the respective parties hereto:

The Borrower: El Paso Production Holding Company
1001 Louisiana Street
Houston, TX 77002
Attention: John J. Hopper
Fax: (713) 420-2708
Email: john.hopper@elpaso.com

El Paso Production Company
1001 Louisiana Street
Houston, TX 77002
Attention: John J. Hopper
Fax: (713) 420-2708
Email: john.hopper@elpaso.com

El Paso Energy Raton
Corporation1001 Louisiana Street
      Houston, TX 77002
Attention: John J. Hopper
Fax: (713) 420-2708
Email: john.hopper@elpaso.com

El Paso Production GOM Inc.
1001 Louisiana Street
Houston, TX 77002
Attention: John J. Hopper
Fax: (713) 420-2708
Email: john.hopper@elpaso.com

With a copy to:

Andrews Kurth LLP
600 Travis Street, Suite 4200
Houston, Texas 77002
Attention: Randy Bryant
Fax: (713) 220-4285
Email: randybryant@akllp.com

The Administrative Agent: Fortis Capital Corp.
Millennium I
15455 N. Dallas Parkway, Suite 1400
Addison, Texas 75001
Attention: Deirdre Sanborn
Fax: (214) 754-5982
Email: deirdre.sanborn@fortiscapitalusa.com

With a copy to:

Patton Boggs LLP
2001 Ross Avenue, Suite 3000
Dallas, Texas 75201
Attention: Robert S. Rendell
Fax: (214) 758-1550
Email: rrendell@pattonboggs.com

The Other Technical Banks: The Royal Bank of Scotland plc
101 Park Avenue, 12th Floor
New York, New York 10178
Attention: Caroline Cancel
Fax: (212) 401-1407
Email: caroline.cancel@rbos.com

With a copy to:
600 Travis Street, Suite 6500
Houston, Texas 77002
Attention: Scott Joyce
Fax: (713) 221-2430
Email: scott.joyce@rbos.com

The Bank of Nova Scotia
1100 Louisiana, Suite 3000
Houston, TX 77002
Attention: Joseph P. Lattanzi
Fax: (713) 752-2425
Email: joe_lattanzi@scotiacapital.com

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to subsection 2.2, 4.3, 4.5 or 4.8 shall not be effective until received.

11.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Issuing Lender or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4. Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Extensions of Credit hereunder.

11.5. Payment of Expenses and Taxes. The Borrowers agree (a) to pay or reimburse the Administrative Agent and the other Technical Banks and their Affiliates for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, syndication, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of (i) counsel to the Administrative Agent and (ii) the Administrative Agent customarily charged by it in connection with syndicated credits, (b) to pay or reimburse each Lender and the Administrative Agent for all its reasonable and documented costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent and to the several Lenders, (c) to pay, indemnify, and hold each Lender, the Administrative Agent, the Joint Lead Arrangers, the Joint Bookrunners and the Documentation Agents (and their respective Affiliates and their respective directors, officers, employees and agents) harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender, the Administrative Agent, the Joint Lead Arrangers, the Joint Bookrunners and the Documentation Agents (and their respective directors, officers, employees, agents and affiliates) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents or the use or the proposed use of proceeds contemplated by this Agreement, including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to any Loan Party or any of the Properties (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided that the Borrowers shall have no obligation under this clause (d) to any Administrative Agent, the Joint Lead Arrangers, the Joint Bookrunners and the Documentation Agents or any Lender (or any of their respective directors, officers, employers, agents or affiliates), with respect to indemnified liabilities to the extent such liabilities are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Person. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrowers agree not to assert, and hereby waives, and agrees to cause each of its Subsidiaries not to assert and to so waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Person entitled to indemnification under this subsection 11.5. The agreements in this subsection shall survive repayment of the Loans and all other amounts payable hereunder and the termination of this Agreement.

11.6. Successors and Assigns; Participations and Assignments. (a) This Agreement shall be binding upon and inure to the benefit of the Borrowers, the Lenders, the Administrative Agent, all future holders of the Loans and any Notes hereunder and their respective successors and assigns, except that the Borrowers may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

(a) Any Lender may, in the ordinary course of its commercial banking or lending business and in accordance with applicable law and at no cost or expense to the Borrowers, at any time sell to one or more banks or other entities (“Participants”) participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, (i) such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible for the performance thereof, (iii) such Lender shall remain the holder of any such Loan (and any Note evidencing such Loan) for all purposes under this Agreement and the other Loan Documents, (iv) the Borrowers and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents, and (v) in any proceeding under the Bankruptcy Code the Lender shall be, to the extent permitted by law, the sole representative with respect to the obligations held in the name of such Lender, whether for its own account or for the account of any Participant. No Lender shall be entitled to create in favor of any Participant, in the participation agreement pursuant to which such Participant’s participating interest shall be created or otherwise, any right to vote on, consent to or approve any matter relating to this Agreement or any other Loan Document except for those specified in clauses (i) and (ii) of the proviso to subsection 11.1. The Borrowers agree that each Participant shall be entitled to the benefits of subsections 4.13 and 4.14 with respect to its participation in the Commitments and the Loans and Letters of Credit outstanding from time to time as if it was a Lender; provided that, in the case of subsection 4.13, such Participant shall have complied with the requirements of said subsection and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such subsection than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

(b) Any Lender may, in the ordinary course of its commercial banking or lending business and in accordance with applicable law, at any time and from time to time assign to any Lender or any Affiliate thereof or, with the prior written consent of the Administrative Agent and the Borrowers (which in each case shall not be unreasonably withheld), to an additional bank or financial institution or other entity (an “Assignee”) all or any part of its rights and obligations under this Agreement and the other Loan Documents including, without limitation, its Commitments, L/C Commitments, Loans and L/C Participating Interests, pursuant to an Assignment and Acceptance, substantially in the form of Exhibit G, executed by such Assignee, such assigning Lender (and, in the case of an Assignee that is not then a Lender, by the Borrowers, the Administrative Agent and each Issuing Lender) and delivered to the Administrative Agent for its acceptance and recording in the Register, provided that (i) (unless the Borrower and the Administrative Agent otherwise consent in writing) no such transfer to an Assignee (other, than a Lender or any Affiliate thereof) shall be in an aggregate principal amount less than $1,000,000 in the aggregate (or, if less, the full amount of such assigning Lender’s Loans, L/C Participating Interests and Commitments), and (ii) if any Lender assigns all or any part of its rights and obligations under this Agreement to one of its Affiliates in connection with or in contemplation of the sale or other disposition of its interest in such Affiliate, the Borrowers’ prior written consent shall be required for such assignment (which shall not be unreasonably withheld). Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment and L/C Commitment as set forth therein, and (y) the assigning Lender thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto). Notwithstanding any provision of this paragraph (c) and paragraph (e) of this subsection, the consent of the Borrowers shall not be required, and, unless requested by the Assignee and/or the assigning Lender, new Notes shall not be required to be executed and delivered by the Borrowers, for any assignment which occurs at any time when any of the events described in Section 9 shall have occurred and be continuing.

(c) The Administrative Agent, on behalf of the Borrowers, shall maintain at the address of the Administrative Agent referred to in subsection 11.2 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amounts of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, the Administrative Agent and the Lenders may (and, in the case of any Loan or other obligation hereunder not evidenced by a Note, shall) treat each Person whose name is recorded in the Register as the owner of a Loan or other obligation hereunder as the owner thereof for all purposes of this Agreement and the other Loan Documents, notwithstanding any notice to the contrary. Any assignment of any Loan or other obligation hereunder not evidenced by a Note shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Notwithstanding anything in this Agreement to the contrary, no assignment under subsection 11.6(c) of any rights or obligations under or in respect of the Loans, the Notes or the Letters of Credit shall be effective unless and until the Administrative Agent shall have recorded the assignment pursuant to subsection 11.6(d). Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an Assignee (and, in the case of an Assignee that is not then a Lender or an affiliate thereof, by the Borrowers and the Administrative Agent) together with payment to the Administrative Agent of a registration and processing fee of $3,500 (other than in the case of an assignment by a Lender to an affiliate of such Lender), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Lenders and the Borrowers. On or prior to such effective date, the assigning Lender shall surrender any outstanding Notes held by it all or a portion of which are being assigned, and the Borrowers, at their own expense, shall, upon the request to the Administrative Agent by the assigning Lender or the Assignee, as applicable, execute and deliver to the Administrative Agent (in exchange for the outstanding Notes of the assigning Lender) a new Note to the order of such Assignee in an amount equal to the lesser of (A) the amount of such Assignee’s Commitment and (B) the aggregate principal amount of all Loans made by such Assignee, after giving effect to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment hereunder, a new Note to the order of the assigning Lender in an amount equal to the lesser of (A) the amount of such Lender’s Commitment and (B) the aggregate principal amount of all Loans made by such Lender, after giving effect to such Assignment and Acceptance. Any such new Notes shall be dated the Closing Date and shall otherwise be in the form of the Note replaced thereby. Any Notes surrendered by the assigning Lender shall be returned by the Administrative Agent to the Borrowers marked “canceled.”

(e) The Borrowers authorize each Lender to disclose to any Participant or Assignee (each, a “Transferee”) and any prospective Transferee, any and all financial information in such Lender’s possession concerning the Loan Parties and their Affiliates which has been delivered to such Lender by or on behalf of the Borrowers pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrowers in connection with such Lender’s credit evaluation of the Loan Parties and their Affiliates prior to becoming a party to this Agreement.

(f) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this subsection concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

11.7. Adjustments; Set-off. (a) If any Lender (a “Benefitted Lender”) shall at any time receive any payment of all or part of its Loans or Reimbursement Obligations, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in subsection 9(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans or Reimbursement Obligations, or interest thereon, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loans or Reimbursement Obligations, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(a) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrowers, any such notice being expressly waived by the Borrowers to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrowers hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrowers, as the case may be. Each Lender agrees promptly to notify the Borrowers and the Administrative Agent after any such set-off and application made by such Lender, provided that, to the extent permitted by applicable law, the failure to give such notice shall not affect the validity of such set-off and application.

11.8. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrowers and the Administrative Agent.

11.9. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.10. Integration. This Agreement and the other Loan Documents represent the agreement of the Borrowers, the other Loan Parties, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

11.11. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

11.12. Submission To Jurisdiction; Waivers. Each Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrowers at their address set forth in subsection 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary, punitive or consequential damages.

11.13. Acknowledgments. The Borrowers hereby acknowledge that:

(a) they have been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrowers arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

11.14. WAIVERS OF JURY TRIAL. THE BORROWERS, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY KNOWINGLY AND INTENTIONALLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

11.15. Release of Borrowing Base Properties. The Administrative Agent is hereby authorized by the Lenders to execute, at the cost and expense of the Borrowers and pursuant to documentation reasonably acceptable to the Administrative Agent, partial releases of the Borrowing Base Properties to the extent such Borrowing Base Properties are substituted in accordance with Section 4.16(f) or sold in accordance with the terms of the Mortgage and subsection 8.6.

11.16. Limitation on Interest. The Borrowers, the Loan Parties, the Administrative Agent and the Lenders intend to contract in strict compliance with applicable usury law from time to time in effect. In furtherance thereof such persons stipulate and agree that none of the terms and provisions contained in the Loan Documents shall ever be construed to provide for interest in excess of the maximum amount of interest permitted to be charged by applicable law from time to time in effect. Neither any Loan Party nor any present or future guarantors, endorsers, or other Persons hereafter becoming liable for payment of any Obligation shall ever be liable for unearned interest thereon or shall ever be required to pay interest thereon in excess of the maximum amount that may be lawfully charged under applicable law from time to time in effect, and the provisions of this section shall control over all other provisions of the Loan Documents which may be in conflict or apparent conflict herewith. The Administrative Agent and the Lenders expressly disavow any intention to charge or collect excessive unearned interest or finance charges in the event the maturity of any Obligation is accelerated. If (a) the maturity of any Obligation is accelerated for any reason, (b) any Obligation is prepaid and as a result any amounts held to constitute interest are determined to be in excess of the legal maximum, or (c) any Lender or may other holder of any or all of the Obligations shall otherwise collect moneys which are determined to constitute interest which would otherwise increase the interest on any or all of the Obligations to an amount in excess of that permitted to be charged by applicable law then in effect, then all sums determined to constitute interest in excess of such legal limit shall, without penalty, be promptly applied to reduce the then outstanding principal of the related Obligations or, at such Lender’s or holder’s option, promptly returned to Borrower or the other payor thereof upon such determination. In determining whether or not the interest paid or payable, under any specific circumstance, exceeds the maximum amount permitted under applicable law, Lenders, the Administrative Agent and the Loan Parties (and any other payers thereof) shall to the greatest extent permitted under applicable law, (i) characterize any non-principal payment as an expense, fee or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread the total amount of interest throughout the entire contemplated term of the instruments evidencing the Obligations in accordance with the amounts outstanding from time to time thereunder and the maximum legal rate of interest from time to time in effect under applicable law in order to lawfully charge the maximum amount of interest permitted under applicable law. To the extent that the interest rate laws of the State of Texas are applicable to this Agreement, any Note or any other Loan Document, the applicable interest rate ceiling is the indicated (weekly) ceiling determined in accordance with Chapter 303 of the Texas Finance Code, as amended, and, to the extent that any Obligation under this Agreement, any Note or any other Loan Document is deemed an open end account as such term is defined in Chapter 302 of the Texas Finance Code, as amended, Administrative Agent retains the right to modify the interest rate in accordance with applicable law.

11.17. Joint and Several Obligations of Borrowers.

(a) The Borrowers state and acknowledge that: (a) pursuant to this Agreement, the Borrowers desire to utilize their borrowing potential on a consolidated basis to the same extent possible if they were merged into a single entity and that this Agreement reflects the establishment of credit facilities which would not otherwise be available to such entity if each Borrower were not jointly and severally liable for payment of the Indebtedness; (b) each Borrower has determined that it will benefit specifically and materially from the advances of credit contemplated by this Agreement; (c) it is both a condition precedent to the obligations of the Lenders hereunder and a desire of the Borrowers that each Borrower execute and deliver this Agreement; and (d) each Borrower has requested and bargained for the structure and terms of and security for the advances contemplated by this Agreement.

(b) Each Borrower hereby irrevocably and unconditionally: (a) agrees that it is jointly and severally liable to Lenders for the full and prompt payment of the Indebtedness and the performance by each Borrower of its obligations hereunder in accordance with the terms hereof; (b) agrees to fully and promptly perform all of its Obligations hereunder with respect to each advance of credit hereunder as if such advance had been made directly to it; and (c) agrees as a primary obligation to indemnify Lenders on demand for and against any loss incurred by a Lender as result of any of the obligations of any one or more of the Borrowers being or becoming void, voidable, unenforceable or ineffective for any reason whatsoever, whether or not known to a Lender or any Person, the amount of such loss being the amount which each Lender would otherwise have been entitled to recover from any one or more of the Borrowers whose obligation becomes void, voidable, unenforceable or ineffective.

It is the intent of each Borrower that the Indebtedness, obligations and liability hereunder of no one of them be subject to challenge on any basis, including, without limitation, pursuant to any applicable fraudulent conveyance or fraudulent transfer laws. Accordingly, as of the date hereof, the liability of each Borrower under this Section 11.17, together with all of its other liabilities to all Persons as of the date hereof and as of any other date on which a transfer or conveyance is deemed to occur by virtue of this Agreement, calculated in amount sufficient to pay its probable net liabilities on its existing Indebtedness as the same become absolute and matured (“Dated Liabilities”) is, and is to be, less than the amount of the aggregate of a fair valuation of its property as of such corresponding date (“Dated Assets”). To this end, each Borrower under this Section 11.17, (a) grants to and recognizes in each other Borrower, ratably, rights of subrogation and contribution in the amount, if any, by which the Dated Assets of such Borrower, but for the aggregate of subrogation and contribution in its favor recognized herein, would exceed the Dated Liabilities of such Borrower or, as the case may be, and (b) acknowledges receipt of and recognizes its right to subrogation and contribution ratably from each of the other Borrowers in the amount, if any, by which the Dated Liabilities of such Borrower, but for the aggregate of subrogation and contribution in its favor recognized herein, would exceed the Dated Assets of such Borrower under this Section 11.17. In recognizing the value of the Dated Assets and the Dated Liabilities, it is understood that Borrowers will recognize, to at least the same extent of their aggregate recognition of liabilities hereunder, their rights to subrogation and contribution hereunder. It is a material objective of this Section 11.17 that each Borrower recognizes rights to subrogation and contribution rather than be deemed to be insolvent (or in contemplation thereof) by reason of an arbitrary interpretation of its joint and several obligations hereunder. In addition to and not in limitation of the foregoing provisions of this Section 11.17, the Borrowers and Lenders hereby agree and acknowledge that it is the intent of each Borrower and of each Lender that the obligations of each Borrower hereunder be in all respects in compliance with, and not be voidable pursuant to, applicable fraudulent conveyance and fraudulent transfer laws.

11.18. Amendment and Restatement. The Borrowers, the Administrative Agent and the Lenders agree that this Agreement is an amendment and restatement of the Existing Credit Agreement in its entirety, and the terms and provisions hereof supersede the terms and provisions thereof. The parties further agree that this Agreement is not a new or substitute credit agreement or a novation of the Existing Credit Agreement, and that (a) the Indebtedness of the Borrowers under the Existing Credit Agreement shall be deemed to be Indebtedness of the Borrowers outstanding under and governed by this Agreement, and (b) all Liens securing the Obligations of the Borrowers under the Existing Credit Agreement and Loan Documents shall continue in full force and effect to secure the Obligations under this Agreement and the Loan Documents.

11.19. USA Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Lender in accordance with the Act.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

EL PASO PRODUCTION HOLDING COMPANY

By: /s/ GENE T. WAGUESPACK
Name: Gene T. Waguespack
Title:  Senior Vice President, Treasurer
and Controller

EL PASO PRODUCTION COMPANY

By: /s/ GENE T. WAGUESPACK
Name: Gene T. Waguespack
Title:  Senior Vice President, Treasurer
and Controller

EL PASO ENERGY RATON CORPORATION

By: /s/ GENE T. WAGUESPACK
Name: Gene T. Waguespack
Title:  Senior Vice President, Treasurer
and Controller

EL PASO PRODUCTION GOM INC.

By: /s/ GENE T. WAGUESPACK
Name: Gene T. Waguespack
Title:  Senior Vice President, Treasurer
and Controller

FORTIS CAPITAL CORP.,
as Administrative Agent, Joint Lead Arranger, Joint Bookrunner, Issuing Lender and as a Lender

By: /s/ TROND ROKHOLT
Name: Trond Rokholt
Title: Managing Director

By: /s/ DOUGLAS RIAHI
Name: Douglas Riahi
Title: Managing Director

THE ROYAL BANK OF SCOTLAND plc,
as Joint Lead Arranger, Joint Bookrunner, Syndication Agent and as a Lender

By: /s/ PATRICIA J. DUNDEE
Name: Patricia J. Dundee
Title: Managing Director

THE BANK OF NOVA SCOTIA,
as Joint Lead Arranger, Co-Documentation Agent and as a Lender

By: /s/ N. BELL
Name: N. Bell
Title: Senior Manager

SOCIETE GENERALE,
as Co-Documentation Agent and as a Lender

By: /s/ STEPHEN W. WARFEL
Name: Stephen W. Warfel
Title: Vice President

WESTLB AG, NEW YORK BRANCH,
as Co-Documentation Agent and as a Lender

By: /s/ EVA STEINHAUS
Name: Eva Steinhaus
Title: Manager

By: /s/ VINOD JENVEJA
Name: Vinod Jenveja
Title: Director

ABN AMRO BANK N.V.,

as a Lender

By: /s/ JOSHUA WOLF
Name: Joshua Wolf
Title: Vice President

By: /s/ TODD D. VAUBEL
Name: Todd Vaubel
Title: Assistant Vice President

ALLIED IRISH BANKS, plc,
as a Lender

By: /s/ MARK K. CONNELLY
Name: Mark K. Connelly
Title: Vice President

By: /s/ VAUGHN BUCK
Name: Vaughn Buck
Title: Senior Vice President

BANK OF SCOTLAND
as a Lender

By: /s/ KAREN WEICH
Name: Karen Weich
Title: Assistant Vice President

BAYERISCHE LANDESBANK,
as a Lender

By: /s/ JAMES KING
Name: James King
Title: First Vice President

By: /s/ NORMAN MCCLAVE
Name: Norman McClave
Title: First Vice President

GENERAL ELECTRIC CAPITAL CORPORATION,
as a Lender

By: /s/ SIMON DUNCAN
Name: Simon Duncan
Title: Authorized Signatory

HSH NORDBANK AG, NEW YORK BRANCH,
as a Lender

By: /s/ THOMAS K. EMMONS
Name: Thomas K. Emmons
Title: Senior Vice President

By: /s/ ROHAN SINGH
Name: Rohan Singh
Title: Assistant Vice President

BAYERISCHE HYPO-UND VEREINSBANK AG - NEW YORK BRANCH,
as a Lender

By: /s/ ROGER G. EUSTANCE
Name: Roger G. Eustance
Title: Director Project Finance

By: /s/ MICHAEL E. TERRY
Name: Michael E. Terry
Title: Director Global Project Finance

MORGAN STANLEY SENIOR FUNDING, INC.,
as a Lender

By: /s/ EUGENE F. MARTIN
Name: Eugene F. Martin
Title: Vice President

NATEXIS BANQUES POPULAIRES,
as a Lender

By: /s/ DONOVAN C. BROUSSARD
Name: Donovan C. Broussard
Title: Vice President and Manager

By: /s/ TIMOTHY L. POLVADO
Name: Timothy L. Polvado
Title: Vice President and Group Manager

RZB FINANCE LLC,
as a Lender

By: /s/ JOHN A. VALISKA
Name: John A. Valiska
Title: First Vice President

By: /s/ ASTRID WILKE
Name: Astrid Wilke
Title: Vice President

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By: /s/ MARK E. THOMPSON
Name: Mark E. Thompson
Title: Vice President

AMEGY BANK NATIONAL ASSOCIATION,
as a Lender

By: /s/ W. BRYAN CHAPMAN
Name: W. Bryan Chapman
Title: Senior Vice President

BANK OF AMERICA, N.A.,
as a Lender

By: /s/ WILLIAM E. LIVINGSTONE, IV
Name: William E. Livingstone, IV
Title: Senior Vice President

COMERICA BANK,
as a Lender

By: /s/ JULI BIESER
Name: Juli Bieser
Title: Vice President

COMPASS BANK,
as a Lender

By: /s/ MURRAY BRASSEUX
Name: Murray Brasseux
Title: Executive Vice President

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as a Lender

By: /s/ LANA GIFAS
Name: Lana Gifas
Title: Vice President

By: /s/ PAUL O’LEARY
Name: Paul Oleary
Title: Vice President

MERRILL LYNCH CAPITAL CORPORATION,
as a Lender

By: /s/ CAROL J.E. FEELEY
Name: Carol J.E. Feeley
Title: Vice President

STERLING BANK,
as a Lender

By: /s/ DAVID W. PHILLIPS
Name: David W. Phillips
Title: Senior Vice President

UNION BANK OF CALIFORNIA, N.A.,
as a Lender

By: /s/ DUSTIN GASPARI
Name: Dustin Gaspari
Title: Vice President

GOLDMAN SACHS CREDIT PARTNERS L.P.,
as a Lender

By: /s/ WILLIAM W. ARCHER
Name: William W. Archer
Title: Managing Director

EXHIBIT A

NOTE

$_______________October ___, 2005

FOR VALUE RECEIVED, the undersigned, EL PASO PRODUCTION HOLDING COMPANY, a Delaware corporation, EL PASO PRODUCTION COMPANY, a Delaware corporation, EL PASO ENERGY RATON CORPORATION, a Delaware corporation, and EL PASO PRODUCTION GOM INC., a Delaware corporation (the “Borrowers”), hereby unconditionally promise to pay, on a joint and several basis, to the order of _______________________ (the “Lender”) at the offices of Fortis Capital Corp., located at Millennium I, 15455 North Dallas Parkway, Suite 1400, Addison, Texas 75001, in lawful money of the United States of America and in immediately available funds, on the Termination Date, the principal amount of (a) ___________________________________ ($__________), or, if less, (b) the aggregate unpaid principal amount of all Loans made by the Lender to the Borrowers pursuant to subsection 2.1 of the Credit Agreement, as hereinafter defined. The Borrowers further agree to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in subsections 4.1 through 4.3 of such Credit Agreement.

The holder of this Note is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, type and amount of each Loan made pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto. Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed. The failure to make any such endorsement shall not affect the obligations of the Borrower in respect of such Loan.

This Note (a) is one of the Notes referred to in the Amended and Restated Credit Agreement, dated as of October 19, 2005 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrowers, Fortis Capital Corp. as Administrative Agent, the Lender and the other banks and financial institutions from time to time parties thereto, (b) is subject to the provisions of the Credit Agreement, and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement. This Note is secured and guaranteed as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the security and the guarantees, the terms of and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence of any one or more of the Events of Default, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

EL PASO PRODUCTION HOLDING COMPANY

By:
Name:
Title:

EL PASO PRODUCTION COMPANY

By:
Name:
Title:

EL PASO ENERGY RATON CORPORATION

By:
Name:
Title:

EL PASO PRODUCTION GOM INC.

By:
Name:
Title:

Exhibit A-

EXHIBIT B

FORM OF

GUARANTEE AGREEMENT

THIS GUARANTEE AGREEMENT (this “Guaranty”) is made as of __________, 2005, by ____________________________, a __________ corporation (“Guarantor”), in favor of FORTIS CAPITAL CORP., a Connecticut corporation (“Agent”), as agent for the Creditors (as hereinafter defined).

RECITALS:

WHEREAS, Guarantor is a direct or indirect wholly owned subsidiary of EL PASO PRODUCTION HOLDING COMPANY, a Borrower under the Credit Agreement (as hereinafter defined), an Affiliate of EL PASO PRODUCTION COMPANY, a Delaware corporation, EL PASO ENERGY RATON CORPORATION, a Delaware corporation, and EL PASO PRODUCTION GOM INC., a Delaware corporation, each a Borrower under the Credit Agreement (collectively, the “Borrowers”);

WHEREAS, Borrowers, the Agent and the Lenders party thereto have entered into an Amended and Restated Credit Agreement dated as of October 19, 2005 (as amended, supplemented or restated, the “Credit Agreement”);

WHEREAS, certain Lenders and their Affiliates are prepared to enter into Hedging Agreements with the Borrowers;

WHEREAS, it is a requirement of the Credit Agreement and the creation or acquisition of any Subsidiary that Guarantor execute this Guaranty to secure the obligations of the Borrowers under the Credit Agreement, Hedging Agreements and the other Loan Documents;

WHEREAS, Guarantor has agreed to execute this Guaranty in favor of the Agent for the benefit of the Agent and the Creditors; and

WHEREAS, the board of directors of Guarantor has determined that Guarantor's execution, delivery and performance of this Guaranty may reasonably be expected to benefit Guarantor, directly or indirectly, are in the best interests of Guarantor, and are necessary for the promotion, conduct and attainment of the Guarantor’s business.

NOW, THEREFORE, in consideration of the premises, of the benefits which will inure to Guarantor from Lenders’ advances of funds to the Borrowers under the Credit Agreement, and the Lenders and their Affiliates entering into Hedging Agreements with the Borrowers, and other good and valuable consideration, the receipt and sufficiency of all of which are hereby acknowledged, and in order to induce Lenders to enter into the Credit Agreement and Lenders and their Affiliates to enter into Hedging Agreements with the Borrowers, Guarantor hereby agrees for the benefit of the Agent and the Creditors as follows:

AGREEMENTS

Section 1. Definitions. Reference is hereby made to the Credit Agreement for all purposes. All terms used in this Guaranty which are defined in the Credit Agreement and not otherwise defined herein shall have the same meanings when used herein. All references herein to any Obligation Document, Loan Document, or other document or instrument refer to the same as from time to time amended, supplemented or restated. As used herein the following terms shall have the following meanings:

“Agent” means Fortis Capital Corp., and any other Person who, at the time in question, is the “Administrative Agent” under the Credit Agreement.

“Creditors” means the Lenders under the Credit Agreement and a Lender or any Affiliate of a Lender party to a Hedging Agreement with any Borrower. The term Creditors shall also include a former Lender or an Affiliate of a former Lender that is party to a Hedging Agreement with any Borrower, provided that such former Lender or Affiliate was a Lender hereunder or an Affiliate of a Lender hereunder at the time it entered into such Hedging Agreement.

“Lenders” means all Persons who at any time are "Lenders" under the Credit Agreement.

“Obligations” means collectively all of the indebtedness, obligations, and undertakings which are guaranteed by Guarantor and described in Section 2.

“Obligation Documents” means this Guaranty, the Notes, the Credit Agreement, the Hedging Agreements, the Loan Documents, all other documents and instruments under, by reason of which, or pursuant to which any or all of the Obligations are evidenced, governed, secured, or otherwise dealt with, and all other documents, instruments, agreements, certificates, legal opinions and other writings heretofore or hereafter delivered in connection herewith or therewith.

“Obligors” means the Borrowers, Guarantor and any other endorsers, guarantors or obligors, primary or secondary, of any or all of the Obligations.

“Security” means any rights, properties, or interests of Agent or Creditors, under the Obligation Documents or otherwise, which provide recourse or other benefits to Agent or Creditors in connection with the Obligations or the nonpayment or nonperformance thereof, including collateral (whether real or personal, tangible or intangible) in which Agent or any Creditor has rights under or pursuant to any Obligation Documents, guaranties of the payment or performance of any Obligation, bonds, surety agreements, keep well agreements, letters of credit, rights of subrogation, rights of offset, and rights pursuant to which other claims are subordinated to the Obligations.

Section 2. Guaranty.

(a) Guarantor hereby irrevocably, absolutely, and unconditionally guarantees to Agent for itself and the ratable benefit of the Creditors the prompt, complete, and full payment when due, and no matter how the same shall become due, of:

(i) the Notes, including all principal, all interest thereon and all other sums payable thereunder; and

(ii) the Loans made by the Lenders under the Credit Agreement, including the Loans, together with interest thereon; and

(iii) the Hedging Agreements concluded by the Lenders and their Affiliates with the Borrowers; and

(iv) All other sums payable to Agent or Creditors under any other Obligation Document, whether for principal, interest, fees or otherwise.

Without limiting the generality of the foregoing, Guarantor's liability hereunder shall extend to and include all post-petition interest, expenses, and other duties and liabilities of the Borrowers described above in this subsection (a), or below in the following subsection (b), which would be owed by the Borrowers but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization, or similar proceeding involving the Borrowers.

(b) Guarantor hereby irrevocably, absolutely, and unconditionally guarantees to Agent and each Creditor the prompt, complete and full performance, when due, and no matter how the same shall become due, of all obligations and undertakings of the Borrowers to Agent or such Creditor under, by reason of, or pursuant to any of the Obligation Documents.

(c) If the Borrowers shall for any reason fail to pay any Obligation, as and when such Obligation shall become due and payable, whether at its stated maturity, as a result of the exercise of any power to accelerate, or otherwise, Guarantor will, forthwith upon demand by Agent, pay such Obligation in full to Agent for the benefit of Agent and the Creditor to whom such Obligation is owed. If the Borrowers shall for any reason fail to perform promptly any Obligation, Guarantor will, forthwith upon demand by Agent, cause such Obligation to be performed or, if specified by Agent, provide sufficient funds, in such amount and manner as Agent shall in good faith determine, for the prompt, full and faithful performance of such Obligation by Agent or such other Person as Agent shall designate.

(d) If the Borrowers or Guarantor fail to pay or perform any Obligation as described in the immediately preceding subsections (a), (b), or (c) Guarantor will incur the additional obligation to pay to Agent, and Guarantor will forthwith upon demand by Agent pay to Agent, the amount of any and all expenses, including fees and disbursements of Agent's counsel and of any experts or agents retained by such Agent, which such Agent may incur as a result of such failure.

(e) It is the intention of the Guarantor and Creditors that this Guaranty not constitute a fraudulent transfer or fraudulent conveyance under any state or federal law that may be applied hereto. Guarantor and, by its acceptance hereof, each Creditor, hereby acknowledge and agree that, notwithstanding any other provision of this Guaranty, the indebtedness guaranteed hereby shall be limited to the maximum amount of indebtedness that can be incurred or guaranteed by Guarantor without rendering this Guaranty subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of any applicable state or federal law.

Section 3. Unconditional Guaranty.

(a) No action which Agent or any Creditor may take or omit to take in connection with any of the Obligation Documents, any of the Obligations (or any other indebtedness owing by the Borrowers to Agent or any Creditor), or any Security, and no course of dealing of Agent or any Creditor with any Obligor or any other Person, shall release or diminish Guarantor's obligations, liabilities, agreements or duties hereunder, affect this Guaranty in any way, or afford Guarantor any recourse against Agent or any Creditor, regardless of whether any such action or inaction may increase any risks to or liabilities of Agent or any Creditor or any Obligor or increase any risk to or diminish any safeguard of any Security. Without limiting the foregoing, Guarantor hereby expressly agrees that Agent and Creditors may, from time to time, without notice to or the consent of Guarantor, do any or all of the following:

(i) Amend, change or modify, in whole or in part, any one or more of the Obligation Documents and give or refuse to give any waivers or other indulgences with respect thereto.

(ii) Neglect, delay, fail, or refuse to take or prosecute any action for the collection or enforcement of any of the Obligations, to foreclose or take or prosecute any action in connection with any Security or Obligation Document, to bring suit against any Obligor or any other Person, or to take any other action concerning the Obligations or the Obligation Documents.

(iii) Accelerate, change, rearrange, extend, or renew the time, rate, terms, or manner for payment or performance of any one or more of the Obligations (whether for principal, interest, fees, expenses, indemnifications, affirmative or negative covenants, or otherwise).

(iv) Compromise or settle any unpaid or unperformed Obligation or any other obligation or amount due or owing, or claimed to be due or owing, under any one or more of the Obligation Documents.

(v) Take, exchange, amend, eliminate, surrender, release, or subordinate any or all Security for any or all of the Obligations, accept additional or substituted Security therefor, and perfect or fail to perfect Agent's or Creditors’ rights in any or all Security.

(vi) Discharge, release, substitute or add Obligors.

(vii) Apply all monies received from Obligors or others, or from any Security for any of the Obligations, as Agent or Creditors may determine to be in their best interest, without in any way being required to marshal Security or assets or to apply all or any part of such monies upon any particular Obligations.

(b) No action or inaction of any Obligor or any other Person, and no change of law or circumstances, shall release or diminish Guarantor's obligations, liabilities, agreements, or duties hereunder, affect this Guaranty in any way, or afford Guarantor any recourse against Agent or any Creditor. Without limiting the foregoing, the obligations, liabilities, agreements, and duties of Guarantor under this Guaranty shall not be released, diminished, impaired, reduced, or affected by the occurrence of any or all of the following from time to time, even if occurring without notice to or without the consent of Guarantor:

(i) Any voluntary or involuntary liquidation, dissolution, sale of all or substantially all assets, marshalling of assets or liabilities, receivership, conservatorship, assignment for the benefit of creditors, insolvency, bankruptcy, reorganization, arrangement, or composition of any Obligor or any other proceedings involving any Obligor or any of the assets of any Obligor under laws for the protection of debtors, or any discharge, impairment, modification, release, or limitation of the liability of, or stay of actions or lien enforcement proceedings against, any Obligor, any properties of any Obligor, or the estate in bankruptcy of any Obligor in the course of or resulting from any such proceedings.

(ii) The failure by Agent or any Creditor to file or enforce a claim in any proceeding described in the immediately preceding subsection (i) or to take any other action in any proceeding to which any Obligor is a party.

(iii) The release by operation of law of any Obligor from any of the Obligations or any other obligations to Agent or any Creditor.

(iv) The invalidity, deficiency, illegality, or unenforceability of any of the Obligations or the Obligation Documents, in whole or in part, any bar by any statute of limitations or other law of recovery on any of the Obligations, or any defense or excuse for failure to perform on account of force majeure, act of God, casualty, impossibility, impracticability, or other defense or excuse whatsoever.

(v) The failure of any Obligor or any other Person to sign any guaranty or other instrument or agreement within the contemplation of any Obligor, Agent or any Creditor.

(vi) The fact that Guarantor may have incurred directly part of the Obligations or is otherwise primarily liable therefor.

(vii) Without limiting any of the foregoing, any fact or event (whether or not similar to any of the foregoing) which in the absence of this provision would or might constitute or afford a legal or equitable discharge or release of or defense to a guarantor or surety other than the actual payment and performance by Guarantor under this Guaranty.

(c) Agent and Creditors may invoke the benefits of this Guaranty before pursuing any remedies against any Obligor or any other Person and before proceeding against any Security now or hereafter existing for the payment or performance of any of the Obligations. Agent and Creditors may maintain an action against Guarantor on this Guaranty without joining any other Obligor therein and without bringing a separate action against any other Obligor.

(d) If any payment to Agent or any Creditor by any Obligor is held to constitute a preference or a voidable transfer under applicable state or federal laws, or if for any other reason Agent or any Creditor is required to refund such payment to the payor thereof or to pay the amount thereof to any other Person, such payment to Agent or such Creditor shall not constitute a release of Guarantor from any liability hereunder, and Guarantor agrees to pay such amount to Agent or such Creditor on demand and agrees and acknowledges that this Guaranty shall continue to be effective or shall be reinstated, as the case may be, to the extent of any such payment or payments. Any transfer by subrogation which is made as contemplated in Section 6 prior to any such payment or payments shall (regardless of the terms of such transfer) be automatically voided upon the making of any such payment or payments, and all rights so transferred shall thereupon revert to and be vested in Agent and Creditors.

(e) This is a continuing guaranty and shall apply to and cover all Obligations and renewals and extensions thereof and substitutions therefor from time to time.

Section 4. Waiver. Guarantor hereby waives, with respect to the Obligations, this Guaranty, and the other Obligation Documents:

(a) notice of the incurrence of any Obligation by the Borrowers, and notice of any kind concerning the assets, liabilities, financial condition, creditworthiness, businesses, prospects, or other affairs of the Borrowers (it being understood and agreed that: (i) Guarantor shall take full responsibility for informing itself of such matters, (ii) neither Agent nor any Creditor shall have any responsibility of any kind to inform Guarantor of such matters, and (iii) Agent and Creditors are hereby authorized to assume that Guarantor, by virtue of its relationships with the Borrowers which are independent of this Guaranty, has full and complete knowledge of such matters at each time when Creditors extend credit to the Borrowers or take any other action which may change or increase Guarantor's liabilities or losses hereunder).

(b) notice that Agent, any Creditor, any Obligor, or any other Person has taken or omitted to take any action under any Obligation Document or any other agreement or instrument relating thereto or relating to any Obligation.

(c) demand, presentment for payment, and notice of demand, dishonor, nonpayment, or nonperformance.

(d) notice of intention to accelerate, notice of acceleration, protest, notice of protest, notice of any exercise of remedies (as described in the following Section 5 or otherwise), and all other notices of any kind whatsoever.

Section 5. Exercise of Remedies. Agent and each Creditor shall have the right to enforce, from time to time, in any order and at Agent's or such Creditor’s sole discretion, any rights, powers and remedies which Agent or such Creditor may have under the Obligation Documents or otherwise, including judicial foreclosure, the exercise of rights of power of sale, the taking of a deed or assignment in lieu of foreclosure, the appointment of a receiver to collect rents, issues and profits, the exercise of remedies against personal property, or the enforcement of any assignment of leases, rentals, oil or gas production, or other properties or rights, whether real or personal, tangible or intangible; and Guarantor shall be liable to Agent and each Creditor hereunder for any deficiency resulting from the exercise by Agent or any Creditor of any such right or remedy even though any rights which Guarantor may have against the Borrowers or others may be destroyed or diminished by exercise of any such right or remedy. No failure on the part of Agent or any Creditor to exercise, and no delay in exercising, any right hereunder or under any other Obligation Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right preclude any other or further exercise thereof or the exercise of any other right. The rights, powers and remedies of Agent and each Creditor provided herein and in the other Obligation Documents are cumulative and are in addition to, and not exclusive of, any other rights, powers or remedies provided in any Loan Document or by law or in equity. The rights of Agent and each Creditor hereunder are not conditional or contingent on any attempt by Agent or any Creditor to exercise any of its rights under any other Obligation Document against any Obligor or any other Person.

Section 6. Limited Subrogation. Until all of the Obligations have been paid and performed in full Guarantor shall have no right to exercise any right of subrogation, reimbursement, indemnity, exoneration, contribution or any other claim which it may now or hereafter have against or to any Obligor or any Security in connection with this Guaranty, and Guarantor hereby waives any rights to enforce any remedy which Guarantor may have against the Borrowers and any right to participate in any Security until such time. If any amount shall be paid to Guarantor on account of any such subrogation or other rights, any such other remedy, or any Security at any time when all of the Obligations and all other expenses guaranteed pursuant hereto shall not have been paid in full, such amount shall be held in trust for the benefit of Agent, shall be segregated from the other funds of Guarantor and shall forthwith be paid over to Agent to be held by Agent as collateral for, or then or at any time thereafter applied in whole or in part by Agent against, all or any portion of the Obligations, whether matured or unmatured, in such order as Agent shall elect. If Guarantor shall make payment to Agent of all or any portion of the Obligations and if all of the Obligations shall be finally paid in full, Agent will, at Guarantor's request and expense, execute and deliver to Guarantor (without recourse, representation or warranty) appropriate documents necessary to evidence the transfer by subrogation to Guarantor of an interest in the Obligations resulting from such payment by Guarantor; provided that such transfer shall be subject to Section 3(d) above and that without the consent of Agent (which Agent may withhold in its discretion) Guarantor shall not have the right to be subrogated to any claim or right against any Obligor which has become owned by Agent or any Creditor, whose ownership has otherwise changed in the course of enforcement of the Obligation Documents, or which Agent otherwise has released or wishes to release from its Obligations.

Section 7. Successors and Assigns. Guarantor's rights or obligations hereunder may not be assigned or delegated, but this Guaranty and such obligations shall pass to and be fully binding upon the successors of Guarantor, as well as Guarantor. This Guaranty shall apply to and inure to the benefit of Agent, Creditors and their respective successors or assigns. Without limiting the generality of the immediately preceding sentence, Agent and each Creditor may assign, grant a participation in, or otherwise transfer any Obligation held by it or any portion thereof, and Agent and each Creditor may assign or otherwise transfer its rights or any portion thereof under any Obligation Document, to any other Person, and such other Person shall thereupon become vested with all of the benefits in respect thereof granted to Agent or such Creditor hereunder unless otherwise expressly provided by Agent or such Creditor in connection with such assignment or transfer.

Section 8. Subordination and Offset. Guarantor hereby subordinates and makes inferior to the Obligations any and all indebtedness now or at any time hereafter owed by the Borrowers to Guarantor. Guarantor agrees that after the occurrence of any Default or Event of Default it will neither permit the Borrowers to repay such indebtedness or any part thereof nor accept payment from the Borrowers of such indebtedness or any part thereof without the prior written consent of Agent and Creditors. If Guarantor receives any such payment without the prior written consent of Agent and Creditors, the amount so paid shall be held in trust for the benefit of Creditors, shall be segregated from the other funds of Guarantor, and shall forthwith be paid over to Agent to be held by Agent as collateral for, or then or at any time thereafter applied in whole or in part by Agent against, all or any portions of the Obligations, whether matured or unmatured, in such order as Agent shall elect. Guarantor hereby grants to Agent and Creditors a right of offset to secure the payment of the Obligations and Guarantor's obligations and liabilities hereunder, which right of offset shall be upon any and all monies, securities and other property (and the proceeds therefrom) of Guarantor now or hereafter held or received by or in transit to Agent or any Creditor from or for the account of Guarantor, whether for safekeeping, custody, pledge, transmission, collection or otherwise, and also upon any and all deposits (general or special), credits and claims of Guarantor at any time existing against Agent or such Creditor. Upon the occurrence of any Default or Event of Default Agent and each Creditor is hereby authorized at any time and from time to time, without notice to Guarantor, to offset, appropriate and apply any and all items hereinabove referred to against the Obligations and Guarantor's obligations and liabilities hereunder irrespective of whether or not Agent or any Creditor shall have made any demand under this Guaranty and although such obligations and liabilities may be contingent or unmatured. Agent and each Creditor agrees promptly to notify Guarantor after any such offset and application made by Agent or such Creditor, provided that the failure to give such notice shall not affect the validity of such offset and application. The rights of Agent and Creditors under this section are in addition to, and shall not be limited by, any other rights and remedies (including other rights of offset) which Agent and Creditors may have.

Section 9. Representations and Warranties. Guarantor hereby represents and warrants to Agent and each Creditor as follows:

(a) The Recitals at the beginning of this Guaranty are true and correct in all respects.

(b) The direct or indirect value of the consideration received and to be received by Guarantor in connection herewith is reasonably worth at least as much as the liability and obligations of Guarantor hereunder, and the incurrence of such liability and obligations in return for such consideration may reasonably be expected to benefit Guarantor, directly or indirectly.

(c) Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation as set forth in the Recitals to this Guaranty; and Guarantor has all requisite power and authority to execute, deliver and perform this Guaranty.

(d) Guarantor is not "insolvent" on the date hereof (that is, the sum of Guarantor's absolute and contingent liabilities, including the Obligations, does not exceed the fair market value of Guarantor's assets). Guarantor's capital is adequate for the businesses in which Guarantor is engaged and intends to be engaged. Guarantor has not incurred (whether hereby or otherwise), nor does Guarantor intend to incur or believe that it will incur, debts which will be beyond its ability to pay as such debts mature.

(e) The execution, delivery and performance by Guarantor of this Guaranty have been duly authorized by all necessary corporate action and do not and will not contravene its certificate or articles of incorporation or bylaws.

(f) The execution, delivery and performance by Guarantor of this Guaranty do not and will not contravene any law or governmental regulation or any contractual restriction binding on or affecting Guarantor or any of its Affiliates or properties, and do not and will not result in or require the creation of any lien, security interest or other charge or encumbrance upon or with respect to any of its properties.

(g) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or other regulatory body or third party is required for the due execution, delivery and performance by Guarantor of this Guaranty.

(h) This Guaranty is a legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms except as limited by bankruptcy, insolvency or similar laws of general application relating to the enforcement of creditors' rights.

(i) The representations and warranties made in Article V of the Credit Agreement, to the extent that they relate to Guarantor, Guarantor's business, assets, liabilities, properties or operations are true, complete and correct.

Section 10. No Oral Change. No amendment of any provision of this Guaranty shall be effective unless it is in writing and signed by Guarantor and Agent, and no waiver of any provision of this Guaranty, and no consent to any departure by Guarantor therefrom, shall be effective unless it is in writing and signed by Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. In addition, all such amendments and waivers shall be effective only if given with the necessary approvals of Creditors as required in the Credit Agreement.

Section 11. Invalidity of Particular Provisions. If any term or provision of this Guaranty shall be determined to be illegal or unenforceable all other terms and provisions hereof shall nevertheless remain effective and shall be enforced to the fullest extent permitted by applicable law.

Section 12. Headings and References. The headings used herein are for purposes of convenience only and shall not be used in construing the provisions hereof. The words “this Guaranty”' “this instrument,”“herein”“hereof”“hereby” and words of similar import refer to this Guaranty as a whole and not to any particular subdivision unless expressly so limited. The phrases “this section” and “this subsection” and similar phrases refer only to the subdivisions hereof in which such phrases occur. The word “or” is not exclusive, and the word “including” (in its various forms) means “including without limitation”. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

Section 13. Term. This Guaranty shall be irrevocable until all of the Obligations have been completely and finally paid and performed, Lenders have no obligation to make any loans or other advances to the Borrowers, and all obligations and undertakings of the Borrowers under, by reason of, or pursuant to the Obligation Documents have been completely performed, and this Guaranty is thereafter subject to reinstatement as provided in Section 3(d). All extensions of credit and financial accommodations heretofore or hereafter made by Agent or Creditors to the Borrowers shall be conclusively presumed to have been made in acceptance hereof and in reliance hereon.

Section 14. Delivery of Corporate Documents. Upon execution of this Guaranty, Guarantor shall deliver the following to the Agent:

(a) An “Omnibus Certificate” of the Secretary or of any Vice President of the Guarantor, which shall contain the names and signatures of the officers of the Guarantor, authorized to execute the Guaranty and which shall certify to the truth, correctness and completeness of the following exhibits attached thereto: (1) a copy of resolutions duly adopted by the Board of Directors of the Guarantor and in full force and effect at the time this Guaranty is entered into, authorizing the execution of this Guaranty delivered or to be delivered in connection herewith and the consummation of the transactions contemplated herein and therein, (2) a copy of the charter documents of the Guarantor and all amendments thereto, certified by the appropriate official of the Guarantor's state of organization, and (3) a copy of any bylaws of the Guarantor; and

(b) A certificate (or certificates) of the due formation, valid existence and good standing of the Guarantor in its state of organization, issued by the appropriate authorities of such jurisdiction, and certificates of the Guarantor's good standing and due qualification to do business, issued by appropriate officials in any states in which the Guarantor conducts a material portion of its business.

Section 15. Notices. Any notice or communication required or permitted hereunder shall be given in writing, sent by personal delivery, by telecopy, by delivery service with proof of delivery, or by registered or certified United States mail, postage prepaid, addressed to the appropriate party as follows:

To Guarantor: __________________________
1001 Louisiana Street
Houston, TX 77002
Attention: John J. Hopper
Tel. _____________
Fax: (713) 420-2708

To Agent: Fortis Capital Corp.
15455 N. Dallas Parkway, Suite 1400
Addison, Texas 75001
Attention: Deirdre Sanborn
Tel. (214) 953-9304
Fax (214) 754-5982

or to such other address or to the attention of such other individual as hereafter shall be designated in writing by the applicable party sent in accordance herewith. Any such notice or communication shall be deemed to have been given (i) in the case of personal delivery or delivery service, as of the date of first attempted delivery at the address or in the manner provided herein, (ii) in the case of telecopy, upon receipt, or (iii) in the case of registered or certified United States mail, three days after deposit in the mail.

Section 16. Limitation on Interest. Agent, Creditors, and Guarantor intend to contract in strict compliance with applicable usury law from time to time in effect, and the provisions of the Credit Agreement limiting the interest for which Guarantor is obligated are expressly incorporated herein.

Section 17. Loan Document. This Guaranty is a Loan Document and is subject to the provisions of the Credit Agreement governing Loan Documents. For the avoidance of doubt, Guarantor is considered a “Domestic Restricted Person” for purposes of the Credit Agreement and other Loan Documents.

Section 18. Counterparts. This Guaranty may be executed in any number of counterparts, each of which when so executed shall be deemed to constitute one and the same Guaranty.

Section 19. GOVERNING LAW. THIS GUARANTY IS TO BE PERFORMED IN THE STATE OF NEW YORK AND SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF SUCH STATE.

Section 20. FINAL AGREEMENT. THIS WRITTEN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES HERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES HERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES HERETO.

IN WITNESS WHEREOF, the Guarantor has executed and delivered this Guaranty as of the date first written above.

_____________________________________

By:
Name:
Title:

Exhibit B-

EXHIBIT F

FORM OF CLOSING CERTIFICATE

Pursuant to subsection 6.1(d) of the Amended and Restated Credit Agreement, dated as of October 19, 2005 (the “Agreement;” terms defined therein being used herein as therein defined), among EL PASO PRODUCTION HOLDING COMPANY, a Delaware corporation, EL PASO PRODUCTION COMPANY, a Delaware corporation, and EL PASO ENERGY RATON CORPORATION, a Delaware corporation, and EL PASO PRODUCTION GOM INC., a Delaware corporation (the “Borrowers”), the several banks and financial institutions and other entities from time to time parties to the Agreement (collectively, the “Lenders”) and Fortis Capital Corp., as Administrative Agent for the Lenders, the undersigned Responsible Officer of each of the Borrowers hereby certifies, in its capacities as such, as follows:

1. Each of the representations and warranties made by each Loan Party in or pursuant to the Loan Documents is true and correct on and as of the date hereof as if made on and as of such date (unless such representation or warranty is stated to relate to a specific earlier date, in which case such representation or warranty is true and correct as of such earlier date);

2. No Default or Event of Default has occurred and is continuing as of the date hereof or after giving effect to any Extensions of Credit requested to be made on the date hereof;

3. No events or events which, individually or in the aggregate, have had or is reasonably likely to have a Material Adverse Effect has occurred;

Exhibit F-

IN WITNESS WHEREOF, the undersigned has hereunto executed this certificate on behalf of each Borrower and not individually.

EL PASO PRODUCTION HOLDING COMPANY

By:
Name:
Title:

EL PASO PRODUCTION COMPANY

By:
Name:
Title:

EL PASO ENERGY RATON CORPORATION

By:
Name:
Title:

EL PASO PRODUCTION GOM INC.

By:
Name:
Title:

Date: _________________________

Exhibit F-

EXHIBIT G

FORM OF ASSIGNMENT AND ACCEPTANCE

Reference is made to the Amended and Restated Credit Agreement, dated as of October 19, 2005 (as amended and in effect on the date hereof, the “Credit Agreement”), among EL PASO PRODUCTION HOLDING COMPANY, a Delaware corporation, EL PASO PRODUCTION COMPANY, a Delaware corporation, EL PASO ENERGY RATON CORPORATION, a Delaware corporation, and EL PASO PRODUCTION GOM INC., a Delaware corporation (the “Borrowers”), the several banks, financial institutions, and other entities from time to time parties to the Credit Agreement (collectively, the “Lenders”) named therein, Fortis Capital Corp. as Administrative Agent for the Lenders. Terms defined in the Credit Agreement are used herein with the same meanings.

The Assignor named below hereby sells and assigns, without recourse, to the Assignee named below, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Assignment Date set forth below, the interests set forth below (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement including, without limitation, the interests set forth below in the Commitment of the Assignor of the Assignment Date and Loans owing to the Assignor which are outstanding on the Assignment Date, but excluding accrued interest and fees to and excluding the Assignment Date. The Assignee hereby acknowledges receipt of a copy of the Credit Agreement. From and after the Assignment Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, have the rights and obligations of a Lender thereunder, and (ii) the Assignor shall, to the extent of the Assigned Interest, relinquish its rights and be released from its obligations under the Credit Agreement.

This Assignment and Acceptance is being delivered to the Administrative Agent together with (i) if the Assignee is a Non-U.S. Lender, any documentation required to be delivered by the Assignee pursuant to subsection 4.13(b) of the Credit Agreement, duly completed and executed by the Assignee, and (ii) if the Assignee is not already a Lender under the Credit Agreement, an Administrative Questionnaire in the form supplied by the Administrative Agent, duly completed by the Assignee. The [Assignee/Assignor] shall pay any fee payable to the Administrative Agent pursuant to subsection 11.6(e) of the Credit Agreement.

This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.

Date of Assignment:
Legal Name of Assignor:

Legal Name of Assignee:

Assignee’s Address for Notices:

Effective Date of Assignment
(“Assignment Date”)

Exhibit G-

Percentage of
Principal Amount Assigned Commitment Assigned

Commitment Assigned: $_______________ $_______________*

The terms set forth above are hereby agreed to:

[Name of Assignor], as Assignor

By: _________________________________
Name: _________________________________
Title: _________________________________

[Name of Assignee], as Assignee

By: _________________________________
Name: _________________________________
Title: _________________________________

The undersigned hereby consent to the within assignment:

El Paso Production Holding Company Fortis Capital Corp., as Administrative Agent

By: ____________________________ By: ____________________________
Name: ____________________________ Name: ____________________________
Title: ____________________________ Title: ____________________________

El Paso Production Company

By: ____________________________
Name: ____________________________
Title: ____________________________

El Paso Energy Raton Corporation

By: ____________________________
Name: ____________________________
Title: ____________________________

El Paso Production GOM Inc.

By: ____________________________
Name: ____________________________
Title: ____________________________